    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2003

                                                      REGISTRATION NO. 333-74766

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 8 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         VERTICAL HEALTH SOLUTIONS, INC.
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

          FLORIDA                                        593635262
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                                      5047
                          (PRIMARY STANDARD INDUSTRIAL
                           CLASSIFICATION CODE NUMBER)

                       6925 112TH CIRCLE NORTH, SUITE 102
                              LARGO, FLORIDA 33773
                                 (727) 548-8345
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                    STEPHEN WATTERS, CHIEF EXECUTIVE OFFICER
                       6925 112TH CIRCLE NORTH, SUITE 102
                              LARGO, FLORIDA 33773
                                 (727) 548-8345
          (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                             GREGORY SICHENZIA, ESQ.
                              THOMAS A. ROSE, ESQ.
                       SICHENZIA ROSS FRIEDMAN FERENCE LLP
                           1065 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10018
                                 (212) 930-9700

                  APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                             (COVER CONTINUES ON FOLLOWING PAGE)


                                             CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED           PROPOSED
                                                                   MAXIMUM            MAXIMUM
  TITLE OF EACH CLASS OF                     AMOUNT TO BE      OFFERING PRICE       AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED                   REGISTERED         PER UNIT(1)      OFFERING PRICE     REGISTRATION FEE
---------------------------                   ----------         -----------      --------------     ----------------
Units, consisting of one share of
 Common Stock, par value $.001 per share
 ("Common Stock"), and one Redeemable
 Class A Warrant ("Class A Warrants")
 entitling the holder to purchase
 one share of Common Stock                     1,000,000         $    5.10         $  5,100,000        $   469.20

Common Stock includable in Units               1,000,000             (2)                (2)                 (2)

Common Stock issuable upon exercise of
 Class A Warrants                              1,000,000         $    6.25         $  6,250,000        $   575.00

Total Registration Fee(3)                                                                              $ 1,044.20

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
(2) In accordance with Rule 457, no separate registration fee is required. (3) Of which $3,537 has been previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JANUARY 30, 2003


                         VERTICAL HEALTH SOLUTIONS, INC.

                              MINIMUM 40,000 UNITS
                             MAXIMUM 1,000,000 UNITS

                             EACH UNIT CONSISTING OF
                            ONE SHARE OF COMMON STOCK
                                       AND
                         ONE REDEEMABLE CLASS A WARRANT


Vertical Health Solutions, Inc.:       o   Our principal executive offices are located
                                           at 6925 112th Circle North, Suite 102, Largo,
                                           Florida 33773 and our telephone number is
                                           (727) 548-8345.

The Offering:                          o   This is the initial public offering of Vertical
                                           Health Solutions, Inc. There has been no public
                                           market for our units, common stock or redeemable
                                           class A warrants prior to this offering. We
                                           anticipate that our securities will trade on the
                                           Over-the-Counter Bulletin Board, but we have no
                                           commitment for such listing.

                                       o   We are offering a minimum of 40,000 units, up to
                                           a maximum of 1,000,000 units, on a "best-efforts"
                                           basis, at an offering price of $5.10 per unit. We
                                           are offering the units for a period of 60 days,
                                           subject to an extension of up to an additional 30
                                           day period. If the minimum amount of the offering
                                           is not sold within the offering period, investors'
                                           funds will be promptly returned without interest or
                                           deduction. Pending release, all proceeds of the
                                           offering will be deposited in a non-interest bearing
                                           escrow account with First Community Bank.

                                       o   We intend to sell the units through our officers,
                                           directors or employees, but we reserve the right to
                                           make sales through registered broker-dealers. If we
                                           make such sales through broker-dealers, we reserve
                                           the right to pay commissions to them of up to 10% of
                                           the sales price and pay them an additional non-accountable expense allowance of up to 3% of the sales price.


        YOUR INVESTMENT IN OUR UNITS INVOLVES A HIGH DEGREE OF RISK. BEFORE INVESTING IN OUR COMMON STOCK, YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 5.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  THE OFFERING
                                                      PER
                                                      UNIT        TOTAL

Public offering price per unit                      $ 5.10    $      5.10
     Minimum                                        $ 5.10    $   204,000
     Maximum                                        $ 5.10    $ 5,100,000

         In the event sales are made through a registered broker-dealer, the proceeds to Vertical Health Solutions will be reduced by up to $0.663 per unit sold.

                The date of this prospectus is ___________, 2003

                         NOTICE TO CALIFORNIA RESIDENTS

      This offering was approved in California on the basis of a limited offering qualification. Investors must meet a "super suitability" standard of not less than $250,000 liquid net worth (exclusive of home, home furnishings and automobiles), plus $65,000 gross annual income or $500,000 liquid net worth or $1,000,000 net worth (inclusive) or $200,000 gross annual income. We did not have to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations, as found in Title 10, California Code of Regulations, Rule 260.140 et seq.

      Residents of the State of California will be unable to sell shares of common stock they purchase in this offering, and investors residing in all other states will be unable to sell shares of common stock they purchase in this offering to California residents, pursuant to exemptions for secondary trading available under California Corporations Code ss.25104(h), as such exemptions have been withheld. However, secondary sales may be made to purchasers who meet the "super suitability" standards or there may be other exemptions to cover private sales by the bona fide owners of our securities for such owners' own account without advertising and without being effected by or through a broker dealer in a public offering.

       NOTICE TO INDIANA, OHIO, OKLAHOMA, OREGON AND WASHINGTON RESIDENTS

      Sales in the states of Indiana, Ohio, Oklahoma and Oregon may only be made to accredited investors, as defined in Rule 501 of Regulation D under the Securities Act of 1933, and to purchasers that have a net income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or a net worth (exclusive of home, home furnishings and automobiles) of $500,000. In all purchases by non-accredited investors, the total investment may not exceed 10% of the purchaser's liquid net worth.

                NOTICE TO SOUTH CAROLINA AND WASHINGTON RESIDENTS

      As a result of the financial condition of Vertical Health Solutions, Inc. it may be considered to be in unsound financial condition. You should not invest in this offering unless you can afford to lose your entire investment.

                         NOTICE TO NEW JERSEY RESIDENTS

      The units of Vertical Health Solutions, Inc. may be sold in New Jersey only to purchasers that qualify as "accredited investors" as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. An accredited investor includes, without limitation, any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his or her purchase exceeds $1,000,000, or any natural person who had an individual income in excess of $200,000 in each of the two most recent years or a joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

                                TABLE OF CONTENTS
                                                                        PAGE

Prospectus Summary                                                        1
Risk Factors                                                             11
Use of Proceeds                                                          14
Dividend Policy                                                          15
Dilution                                                                 16
Capitalization                                                           17
Selected Financial Data                                                  18
Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                           19
Business                                                                 23
Management                                                               28
Transactions Involving Officers, Directors and Principal Shareholders    32
Security Ownership of Management and Certain Beneficial Owners           33
Description of Capital Stock                                             34
Shares Eligible for Future Sale                                          36
Plan of Distribution                                                     37
Legal Matters                                                            37
Experts                                                                  38
Additional Information                                                   38
Index to Consolidated Financial Statements                              F-1


      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may not be accurate after the date of this document.

                      DEALER PROSPECTUS DELIVERY OBLIGATION

         Until _________, 2003, all dealers that effect transactions in these securities, whether or not participation in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

                         VERTICAL HEALTH SOLUTIONS, INC.

Our Business            Vertical Health Solutions, through its wholly owned
                        subsidiary, LabelClick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector which consists of canine, feline, equine and numerous other household pets, and to a lesser extent, other veterinary distributors. Our LabelClick, Inc.
                        subsidiary offers private labeling solutions that allow our customers to customize private label vitamins and nutritional supplements in small quantities ideally suited to their buying power and storage capacity. The custom supplement labels typically include our customer's business name, contact information and logo to assist veterinary clinics in establishing brand loyalty, marketing their exclusive line of products and promoting recurring orders.

                        In addition to our customized private label operations, we sell certain proprietary nutriceutical products specifically formulated for companion animal usage which are marketed under our Vitality Systems brand name. Vitality Systems products have been sold to veterinary clinics since 1981 through Herbal Health Products, Inc. and its predecessors.

                        To expand the number and quality of products we offer to our clients, the company recently became a licensed wholesale distributor of veterinary pharmaceuticals, products and supplies to veterinary clinics.

Our Products            We primarily market and distribute private label animal
                        health supplements and health products for others, a process known as private label manufacturing. In addition, we develop, market and distribute our own branded animal health products under the Vitality
                        Systems brand name. The company also offers its customers more than 1,000 stock keeping units or SKU's of veterinary pharmaceuticals, diagnostics, biologicals and supplies.

Our Customers           Our private label and brand product customers include
                        veterinary clinics in the companion animal sector, and to a lesser extent, other veterinary distributors.

Our Industry            According to a recent study for The American Veterinary
                        Medical Association, there are approximately 65,000 veterinarians practicing at 22,400 animal health clinics in the United States. The vast majority, approximately
                        65% of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. According to Fountain Agricounsel LLC, a leading management consulting firm to agribusiness, the companion animal health segment of the global health industry is the fastest growth component in the industry. Revenues for the supply of drugs, biologicals, and nutritional additives and supplements have more than doubled in value since 1990 to reach an estimated value of $5.0 billion in 2000.

Our Strategy            We intend to become a leading supplier of animal health
                        products to veterinary clinics by offering a comprehensive assortment of products and customized private label programs at competitive prices with superior levels of customer service. Combined with our veterinary pharmaceuticals, products and supplies, we anticipate that our private label strategy will provide us a competitive advantage by combining a broad product selection with economical prices and support from efficient operations.

Our Principal Offices   Our principal executive offices, marketing and customer
 and Operational        service facilities are located at 6925 112th Circle
 Facilities             North, Suite 102, Largo, Florida 33773 and our telephone
                        number is (727) 548-8345. We are a Florida corporation.

                                  THE OFFERING

Shares Outstanding      We have 1,596,991 shares of common stock outstanding
                        prior to this offering.

Securities Offered      We are offering up to 1,000,000 units, each consisting
                        of one share of common stock and one redeemable class A warrant. The common stock and the class A redeemable warrants will become separately tradeable after 90 days from the initial closing of this offering, or sooner in our discretion. We will issue a press release if we determine to allow the common stock and class A redeemable warrants to become separately tradeable prior to 90 days.

Securities Outstanding,
 Assuming:

 Minimum Offering       Upon completion of the minimum offering there will be
                        1,636,991 shares of common stock and 40,000 redeemable class A warrants outstanding.

 Maximum Offering       Upon completion of the maximum offering there will be
                        2,596,991 shares of common stock and 1,000,000 redeemable class A warrants outstanding.

Redeemable class A warrants

 Exercise Terms         Each redeemable class A warrant entitles the registered
                        holder thereof to purchase, at any time from the date the warrants become separately tradeable, until _______, 2008 (five years after the date hereof), one share of common stock at an exercise price of $6.25 per share, subject to adjustment.

 Redemption             The redeemable class A warrants are redeemable by us, at
                        a redemption price of $.10 per warrant, upon at least 30 days' prior written notice, commencing on , 2003 (six months after the date hereof), if the average of the closing high bid prices of the common stock exceeds
                        $10.00 for five consecutive trading days ending on the third day prior to the date on which notice of effect.

Risk Factors            See "Risk Factors" beginning on page 5 for a description
                        of certain factors you should consider before making an investment in our common stock.

Use of Proceeds         We intend to use the net proceeds of this offering for
                        increased sales and marketing efforts, business expansion, debt retirement and general working capital purposes.

Forward-Looking         This prospectus contains forward-looking statements that
 Statements             address, among other things, our expansion and
                        acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

          SUMMARY SELECTED FINANCIAL DATA AND PRO FORMA FINANCIAL DATA

      The summary financial data set forth below has been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1.


                                               PERIOD FROM
                                                INCEPTION
                                             (MARCH 3, 2000)                     NINE MONTHS ENDED
                                                    TO        YEAR ENDED            SEPTEMBER 30,
                                               DECEMBER 31,   DECEMBER 31,   ---------------------------
                                                   2000           2001          2001            2002
                                                                                     (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues                                       $   193,020    $   492,441    $   359,549    $ 1,044,583
Cost of goods sold                                 107,748        270,902        197,944        556,975
                                               ------------   ------------   ------------   ------------
Gross profit                                        85,272        221,539        161,605        487,608
Selling, general and administrative expenses       252,367        768,887        589,295        793,530
                                               ------------   ------------   ------------   ------------
(Loss) from operations                            (167,095)      (547,348)      (427,690)      (305,922)
Other income (expenses), net                        16,179        (42,632)       (28,106)       (41,570)
                                               ------------   ------------   ------------   ------------
Income (loss) before income taxes                 (150,916)      (589,980)      (455,796)      (347,492)
Income taxes                                            --             --             --             --
                                               ------------   ------------   ------------   ------------
Net (Loss)                                     $  (150,916)   $  (589,980)   $  (455,796)   $  (347,492)

Preferred dividends                                     --             --             --        (38,689)
Net (loss) applicable to Common Stock          $  (573,936)   $  (589,980)   $  (455,796)   $  (386,181)

Basic and diluted income (loss) per share             (.41)          (.37)         (0.29)         (0.24)

Basic and diluted weighted average number of
   common shares outstanding                     1,409,731      1,596,991      1,596,991      1,596,991

                                                                                        AS OF
                                                                                  SEPTEMBER 30, 2002
                                                                                            AS ADJUSTED
                                                                                            FOR MINIMUM
                                                                               ACTUAL         OFFERING
BALANCE SHEET DATA:
Cash and cash equivalents                                                    $    127,394   $   201,394
Working capital (deficit)                                                    $   (564,262)  $  (490,262)
Total assets                                                                 $    697,868   $   771,868
Long-term obligations, less current portion                                  $     31,124   $    31,124
Shareholders' equity (deficit)                                               $   (309,417)  $  (235,417)


                                  RISK FACTORS

      AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE DECIDING WHETHER TO INVEST, YOU SHOULD READ AND CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

      WE HAVE A LIMITED OPERATING HISTORY, WORKING CAPITAL AND ACCUMULATED DEFICITS AND CONTINUING LOSSES WHICH COULD HINDER OUR VALUE OR OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL, IF NEEDED. We commenced operations in March 2000 and have incurred losses through the date of this prospectus. For the period ended December 31, 2000 and the year ended December 31, 2001, we incurred losses of $150,916 and $589,980. For the nine months ended September 30, 2002, we incurred losses of $386,181. At September 30, 2002, we had an accumulated deficit of $1,127,076. These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common stock. See the Financial Statements commencing on page F-1.

      WE FACE SIGNIFICANT COMPETITION IN THE VETERINARY SUPPLY AND DISTRIBUTION MARKETPLACE, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO SUCCEED. Numerous companies compete with us in the development, manufacture, marketing and distribution of veterinary products. Many of these competitors are larger and have greater financial, personnel, manufacturing, distribution, marketing and other resources than we do. Some of our competitors have comparable product lines, as well as greater technical experience, financial, and business network resources than we do. We may be unable to compete successfully against these organizations.

      Many of our competitors have distribution strategies that directly compete with us. We have many competitors including Professional Veterinary Products, Ltd., Lextron, Inc., Iowa Veterinary Supply, Co., and The Butler Company. In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers may also compete with us through direct marketing and sales of their products. See "Business--Competition."

      CONSOLIDATION IN THE VETERINARY DISTRIBUTION INDUSTRY MAY MAKE IT MORE DIFFICULT FOR US TO COMPETE WITH LARGER COMPANIES. The veterinary distribution industry is subject to significant economic factors, including consolidation of our competitors. Some of our competitors are consolidating to create integrated delivery systems with greater market presence and negotiation powers with manufacturers. As the veterinary distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater. A forced reduction in our prices to meet these challenges may reduce our operating margins and increase our losses.

      WE RELY ON STRATEGIC RELATIONSHIPS TO GENERATE REVENUE, THE LOSS OF WHICH WOULD CAUSE OUR REVENUES TO Decrease. Our success relies on establishing and maintaining strategic relationships with leaders in the veterinary product manufacturing industry. We believe that these relationships will enable us to extend our distribution, obtain specialized industry expertise, and increase overall revenue. We may be unable or unwilling to establish such relationships due to preexisting relationships that these market leaders or we have with other competitors. Furthermore, our strategic relationships may change rapidly in the event that current or future partners decide to compete with us. Consequently, we intend to maintain independence from any particular customer or partner through the use of limited term agreements. We may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose the ability to market certain of our products. Our inability to establish or maintain our strategic relationships may reduce our revenues and increase our losses from operations.

      OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, THE FAILURE TO COMPLY WITH WHICH COULD RESULT IN SIGNIFICANT PENALTIES. Numerous state and federal government agencies extensively regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products.

Specifically, our veterinary pharmaceutical operations are subject to significant regulatory and licensing requirements. Our failure or inability to comply with applicable laws and governmental regulations may result in civil and criminal penalties which we are unable to pay or may cause us to curtail or cease operations. See "Business--Government Regulatory Matters."

      OUR BUSINESS DEPENDS UPON THIRD PARTY MANUFACTURERS, THE LOSS OR UNAVAILABILITY OF WHICH WOULD REQUIRE US TO FIND SUBSTITUTE MANUFACTURERS, RESULTING IN DELAYS IN PRODUCTION AND ADDITIONAL EXPENSES. Many of our products are produced for us by third party manufacturers. We cannot assure that these manufacturers will provide the products we need, in the quantities we request, or at a price we are willing to pay. Our inability to obtain adequate supplies of product from third party manufacturers at favorable prices, or at all, may increase our expenses and reduce our operating margins, resulting in increased losses. See "Business--Manufacturing."

      OUR PRODUCTS HAVE LIMITED TRADEMARK PROTECTION, WHICH COULD PERMIT OTHERS TO MARKET SIMILAR PRODUCTS, RESULTING IN DECREASED SALES BY VERTICAL HEALTH. Our policy is to pursue registration of all of the trademarks associated with our key proprietary products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Generally, common law trademark rights are limited to the geographic area in which the trademark is actually used, while a United States federal trademark registration enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Although sales outside the US currently constitute less than 1% of our revenues, we intend to register our trademarks in certain foreign jurisdictions where our products are sold. We cannot assure that the protection available in such jurisdictions, if any, will be as extensive as the protection available to us in the United States. In addition, because we have no patents on our proprietary products, another company may replicate them. Inadequate trademark and patent protection of our proprietary products may reduce sales of our products. See "Business--Trademarks and Registered Domain Names."

      OUR ARTICLES OF INCORPORATION AND BYLAWS CONTAIN PROVISIONS THAT MAY DISCOURAGE TAKEOVERS OR MAKE THEM MORE DIFFICULT, REGARDLESS OF WHETHER OR NOT SUCH A TAKEOVER WOULD BE ADVANTAGEOUS FOR OUR STOCKHOLDERS. Certain provisions of our articles of incorporation and bylaws, as well as certain sections of the Florida Business Corporation Act, and our board of directors' ability to issue shares of preferred stock and to establish voting rights, preferences and other terms of our stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts that are not first approved by our board of directors. This anti-takeover effect may discourage takeovers which shareholders may deem to be in their best interests.

      OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING. In their report dated January 30, 2002, our independent auditors stated that our financial statements for the years ended December 31, 2000 and December 31, 2001 were prepared assuming that we would continue as a going concern. The independent auditors noted that we have suffered significant losses from operations and have working capital and stockholder deficits. As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.

      WE PURCHASE A SUBSTANTIAL PORTION OF GOODS FROM A COMPANY AFFILIATED WITH ONE OF OUR DIRECTORS WHICH MAY RESULT IN CONFLICTS OF INTEREST WHICH ADVERSELY AFFECT THE DIRECTOR'S ABILITY TO SERVE US. During the year ended December 31, 2001, we purchased an aggregate of $60,575 of products from Go2Pharmacy, Inc., a company affiliated with one of the members of our board of directors, Jugal K. Taneja. Such purchases represented 23.9% of all purchases of goods for the year. Although we believe that all purchases from Go2Pharmacy were on terms at least as favorable as those that could have been obtained from unaffiliated third parties, there can be no assurance that continuing purchases will not result in conflicts of interest between Vertical Health, Mr. Taneja and Go2Pharmacy. Such conflicts, if any, could make it more difficult for Mr. Taneja to effectively serve as a member of the board.

RISKS RELATED TO THIS OFFERING

      OUR UNITS, COMMON STOCK AND REDEEMABLE CLASS A WARRANTS HAVE NO PRIOR PUBLIC TRADING MARKET AND WE CANNOT ASSURE LIQUIDITY FOR YOUR SECURITIES. Prior to this offering, there has been no active public market for our units, common stock or redeemable class A warrants. We cannot predict the extent to which a trading market will develop, if at all, or how liquid that market may become. The initial public offering price of our units, common stock and the exercise price of the class A redeemable common stock purchase warrants was determined by us, based upon our assessment of the value of our company compared to others in our market and the general market for publicly traded securities. This may not be indicative of the market price of our units after this offering. The offering price of our units is not related to assets, earnings, book value, or other criteria traditionally used to value companies. You should not consider the offering price as representative of the actual value of our units. The price of our units is subject to change due to market conditions and other factors. We cannot assure that you will be able to resell our units at the offering price.

      OUR COMMON STOCK AND REDEEMABLE CLASS A WARRANT PRICES MAY FALL UPON THE FUTURE SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK. Future sales of our common stock in the public market, or even the possibility of such sales, may materially and adversely affect the market price of our common stock and redeemable class A warrants. There were 1,596,991 shares of common stock outstanding before this offering. Substantially all of such shares are "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933. All of these restricted shares of our common stock will become eligible for resale under Rule 144 within one year from the day that the shares offered herein are deemed "effective" by the Securities & Exchange Commission.

      OUR CONTROLLING SHAREHOLDERS MAY EXERCISE SIGNIFICANT CONTROL OVER US FOLLOWING THIS OFFERING, DEPRIVING OTHER STOCKHOLDERS OF THE ABILITY TO ELECT DIRECTORS OR EFFECT OTHER CORPORATE ACTIONS. The shares offered in this prospectus represent a minority portion of our outstanding voting shares. Before this offering, our directors, executive officers and principal shareholders beneficially owned approximately 66.2% of the outstanding shares of our common stock. Following this offering, they will beneficially own approximately 65.1% of our outstanding shares assuming completion of the minimum offering, or approximately 43.4% if the maximum offering is sold. Our shareholders do not have cumulative voting rights with respect to the election of directors. If our principal shareholders vote together, they could effectively elect all of our directors. See "Principal Stockholders."

      INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION OF OUR COMMON STOCK'S BOOK VALUE. If you purchase our units in this offering, the net tangible book value of the common stock will experience immediate and substantial dilution. Giving effect to the sale of the minimum number of offered units, we would have a net tangible book value of approximately $(.21) per share so that persons purchasing units in this offering would suffer an immediate dilution of $5.30 per share or 104% from the offering price of $5.10 per Unit. Giving effect to the sale of the maximum number of units offered, our net tangible book value would be approximately $1.75 per share or dilution to you of $3.35 per share or 66%% of the public offering price. See "Dilution."

      REDEMPTION OF REDEEMABLE CLASS A WARRANTS COULD DEPRIVE YOU OF YOUR RIGHT TO EXERCISE YOUR WARRANTS. The redeemable class A warrants are redeemable by us, at a redemption price of $.10 per warrant, upon at least 30 days' prior written notice, commencing on , 2003 (six months after the date hereof), if the average of the closing high bid prices of the common stock exceeds $10.00 for five consecutive trading days ending on the third day prior to the date on which notice took effect. If the redeemable class A warrants are redeemed, the holders will lose their right to exercise their warrants except during such 30 day redemption period. Redemption of the redeemable class A warrants could force the holders to exercise the warrants at a time when it may be disadvantageous for the holders to do so or to sell the warrants at the then current market value.

      UNLESS THE PRICE OF OUR COMMON STOCK TRADES ABOVE $6.25, YOU MAY NEVER HAVE AN OPPORTUNITY TO EXERCISE YOUR REDEEMABLE CLASS A WARRANTS, RESULTING IN A COMPLETE LOSS OF THEIR VALUE. The redeemable class A warrants are exercisable at a price of $6.25 per share. Unless our common stock trades above that price, you will have no incentive to exercise the warrants. If our common stock does not trade above $6.25 per share within five years, there would be no reason for you to exercise the warrants and they will become worthless.

                                 USE OF PROCEEDS

      If the minimum number of units are sold, we estimate that we will receive net proceeds of approximately $74,000 ($204,000 of gross proceeds, less offering expenses of $130,000) from our sale of the 40,000 units offered by us. If the maximum number of units are sold, we estimate that we will receive net proceeds of approximately $4,970,000 ($5,100,000 of gross proceeds, less offering expenses of $130,000) from our sale of the 1,000,000 units offered by us. This estimate is based on an initial public offering price of $5.10 per unit and is before deduction for any commissions or non-accountable expenses we may pay to registered broker-dealers, if any. We have no current plans, arrangements or agreements to offer any units through registered broker-dealers. We expect to use the net proceeds of this offering for the following purposes:


                                                10% OF                50% OF                75% OF
                           MINIMUM   OFFERING  OFFERING   OFFERING   OFFERING   OFFERING   OFFERING   OFFERING   MAXIMUM   OFFERING
                            AMOUNT  PERCENTAGE  AMOUNT   PERCENTAGE   AMOUNT   PERCENTAGE   AMOUNT   PERCENTAGE   AMOUNT  PERCENTAGE
                            ------  ----------  ------   ----------   ------   ----------   ------   ----------   ------  ----------
Sales and marketing
  expansion               $       0       0%   $ 130,000    34.2%   $1,176,000    48.6%    $1,830,000   49.5%   $2,500,000   50.3%
Business expansion                0       0%      85,000    22.4%      784,000    32.4%     1,220,000   33.0%    1,635,000   32.9%
Repayment of debt            74,000     100%     110,000    29.0%      110,000     4.5%       110,000    3.0%      110,000    2.2%
Working capital                   0       0%      55,000    14.4%      350,000    14.5%       535,000   14.5%      725,000   14.6%

      Total               $  74,000     100%   $ 380,000    100%    $2,420,000     100%    $3,695,000    100%   $4,970,000   100%


SALES AND MARKETING EXPANSION

   TRADE SHOWS AND ADVERTISING

      We intend to actively solicit new customers and veterinary clinics by exhibiting at trade shows, advertising in national trade magazines and creating an infrastructure consisting of both an inside and outside sales group to make calls on prospective customers.

   HIRE ADDITIONAL MANAGEMENT AND MARKETING PERSONNEL

      We expect to hire additional management and marketing personnel in order to grow our business. Management personnel will assist in directing existing and new personnel for projects and overall business. We need to more actively market our private label service and products. Since we have not done so in the past, it is necessary to hire qualified personnel with marketing and sales experience in selling companion animal supplies.

   INCREASE RESEARCH AND DEVELOPMENT

      Our research and development needs to be expanded. Work has already started on new animal products, and we seek to initiate other proprietary products. Initially we shall focus on selling our existing products and services.

BUSINESS EXPANSION

   EXPAND DISTRIBUTOR NETWORK

      We must solicit, retain and support additional distributors to market our products and services. To do so, we will identify experienced and qualified distributors and send our representatives into the field to develop relationships and demonstrate our products.

   OPEN ADDITIONAL SALES AND SERVICE OFFICES

      In selected areas of the country, we intend to open new offices. These locations have not been determined as yet, but the primary factors in their selection will be the extent of business prospects and qualified personnel available in the vicinity of such locations. Having a presence in specific geographic markets should increase our chances to develop new or additional business.

REPAYMENT OF DEBT

      Repayment of debt includes approximately $53,000 to be paid to each of Stephen Watters and Jugal Taneja, in repayment of loans made to us on or about December 1, 2001 in the amount of $50,000 from each of Messrs. Watters and Taneja. Such amounts accrue interest at the rate of 9% per year and were used for expenses of this offering and working capital purposes. These amounts are due and payable on completion of this offering.

      In May 2002, we borrowed $250,000 from First Community Bank of America to provide us with additional working capital. The loan was repayable in 90 days and was renewed on one occasion. On November 29, 2002, the loan was converted into a one-year term loan, pursuant to which we are obligated to pay principle monthly payments in the amount of $5000 plus accrued unpaid monthly interest beginning December 29, 2002, and one final principal and interest payment of $195,965.52 on November 29, 2003. Interest on the loan accrues at 5.75% per annum. We believe we will either repay this amount from cash flow from operations or refinance the debt if funds are not available. In the event we were not able to pay this debt from cash flow or refinance the debt, we could be required to use proceeds of this offering for the repayment of some or all of this debt.

      We routinely evaluate potential acquisitions of businesses and or product lines that would complement or expand our business or further our strategic goals. We may use a portion of the net proceeds of this offering for one or more such transactions; however, we currently have no plans, commitments or agreements with respect to any such transactions.

      Pending use, we intend to invest the net proceeds of this offering in interest bearing bank accounts, short-term interest bearing investment grade securities or similar quality investments. Based upon our current operating plan, we anticipate that cash flow from operations, together with the net proceeds of this offering, will be sufficient to satisfy our working capital requirements for at least 12 months.

                                 DIVIDEND POLICY

      We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

                                    DILUTION

      As of September 30, 2002, our net tangible book value was $(544,697) or $(.34) per share of common stock. Net tangible book value per share is determined by dividing a company's tangible net worth (total assets, net of intangible assets, less total liabilities) by the number of outstanding common shares. Assuming the sale of the minimum offering, our pro forma net tangible book value as of September 30, 2002 would have been approximately $(470,697) or $(.29) per share, without taking into account any change in our net tangible book value after September 30, 2002 and after deducting estimated offering expenses. This represents an immediate increase in the net tangible book value of $(.05) per share to existing shareholders and an immediate dilution of $5.39 per share to new investors. The following table illustrates this per share dilution:


                                                      ASSUMING                                    ASSUMING
                                                      MINIMUM     10% OF     50% OF     75% OF    MAXIMUM
                                                      OFFERING   OFFERING   OFFERING   OFFERING   OFFERING
                                                      --------   --------   --------   --------   --------
Assumed public offering price per share               $ 5.10
Net tangible book value per share as of                 (.34)
    September 30, 2002
Increase per share attributable to this
offering                                                 .05         .24       1.23       1.68       2.04
Pro forma net tangible book value per share
       after this offering                              (.29)       (.10)       .89       1.34       1.70

Dilution to new investors                             $ 5.39      $ 5.20     $ 4.21    $  3.76    $  3.40
Percentage of Dilution                                  106%        102%        83%        74%        67%

      The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by new investors in this offering on a pro forma basis as of September 30, 2002.

                                    SHARES PURCHASED         TOTAL CONSIDERATION
 ASSUMING MINIMUM OFFERING:                                                          AVERAGE PRICE
                                   NUMBER      PERCENT      AMOUNT      PERCENT        PER SHARE
                                   ------      -------      ------      -------        ---------
Existing shareholders            1,596,991      97.6%     $  440,000      68.3%         $   .28
New investors                       40,000       2.4         204,000      31.7             5.10

Total                            1,636,991     100.0%     $  644,000       100%


                                 CAPITALIZATION

      The following table summarizes our long-term obligations and capitalization as of September 30, 2002, and as adjusted as of that date to reflect our sale of 40,000 units and our application of the estimated net proceeds, and after deducting the estimated offering expenses. The information in the table assumes an initial public offering price of $5.10 per unit. The information in the table should be read in conjunction with the more detailed combined financial statements and notes presented elsewhere in this prospectus.

                                                                                                  SEPTEMBER 30, 2002

                                                                                                ACTUAL        AS ADJUSTED
Long-term obligations, less current portion                                                   $    31,124    $    31,124
                                                                                              ============   ============
Shareholders' equity:
   Preferred Stock, $.001 par value 5,000,000 shares authorized
      Series A 10% cumulative, convertible, 1,000,000 shares authorized, 800,679 shares
         issued and outstanding                                                                   800,679        800,679
      Undesignated 4,000,000 shares authorized
         No shares issued or outstanding                                                               --             --
   Common stock, $.001 par value, 48,000,000 shares authorized, 1,596,991 shares issued and
      outstanding; 3,196,991 shares issued and outstanding, as adjusted                             1,597          1,637
   Additional paid-in capital                                                                      15,383         89,343
   Accumulated deficit                                                                         (1,127,076)    (1,127,076)
                                                                                              ------------   ------------
   Net shareholders' equity (deficit)                                                            (309,417)      (235,417)
                                                                                              ============   ============
Total capitalization                                                                              522,386        596,386
                                                                                              ============   ============

ADDITIONAL INFORMATION ABOUT FINANCIAL PRESENTATION

      OPTIONS AND WARRANTS. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes no exercise of outstanding warrants to purchase 171,430 shares of common stock or options outstanding or available for grant under our 2001 stock option plan.

                             SELECTED FINANCIAL DATA

      The selected statement of operations data for the two years ended December 31, 2001 and the nine months ended September 30, 2001 and 2002, and the following selected balance sheet data as of September 30, 2002 are derived from our audited financial statements included elsewhere in this prospectus and have been audited by Stark Winter Schenkein & Co., LLP. The following selected financial data have been prepared in accordance with generally accepted accounting principles. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.

                                                            PERIOD FROM
                                                             INCEPTION
                                                           (MARCH 3, 2000)
                                                                 TO         YEAR ENDED          NINE MONTHS ENDED
                                                             DECEMBER 31,   DECEMBER 31,           SEPTEMBER 30,
                                                                 2000           2001           2001            2002
                                                                                                   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues                                                     $   193,020    $   492,441    $   359,549    $ 1,044,583
Cost of goods sold                                               107,748        270,902        197,944        556,975
                                                             ------------   ------------   ------------   ------------
Gross profit                                                      85,272        221,539        161,605        487,608
Selling, general and administrative expenses                     252,367        768,887        589,295        793,530
                                                             ------------   ------------   ------------   ------------
Income (loss) from operations                                   (167,095)      (547,348)      (427,690)      (305,922)
Other income (expenses), net                                      16,179        (42,632)       (28,106)       (41,570)
                                                             ------------   ------------   ------------   ------------
Income (loss) before income taxes                               (150,916)      (589,980)      (455,796)      (347,492)
Income taxes                                                          --             --             --             --
                                                             ------------   ------------   ------------   ------------
Net income (loss)                                            $  (150,916)      (589,980)   $  (455,796)   $  (347,492)
Distribution to affiliates                                       423,020             --             --             --
Preferred dividends                                                   --             --             --        (38,689)
                                                             ------------   ------------   ------------   ------------
Net (loss) applicable to Common Stock                        $  (573,936)   $  (589,980)   $  (455,796)   $  (386,181)
                                                             ============   ============   ============   ============
Basic and diluted income (loss) per share                           (.41)          (.37)         (0.29)         (0.24)

Basic and diluted weighted average number of common shares
   outstanding                                                 1,409,731      1,596,991      1,596,991      1,596,991

                                                                                            AS OF SEPTEMBER 30, 2002
                                                                                                          AS ADJUSTED
BALANCE SHEET DATA:                                                                                       FOR MINIMUM
                                                                                              ACTUAL        OFFERING

Cash and cash equivalents                                                                  $   127,394    $   201,394
Working capital (deficit)                                                                  $  (564,262)   $  (490,262)
Total assets                                                                               $   697,868    $   771,868
Long-term obligations, less current portion                                                $    31,124    $    31,124
Shareholders' equity (deficit)                                                             $  (309,417)   $  (235,417)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

      We derive our revenues from developing, packaging and wholesaling a wide variety of private labeled nutriceutical veterinary products. We have recently received a license to offer prescription drugs to veterinarians. Revenues are billed and recognized as product is shipped, net of discounts, allowances, returns and credits. We have not experienced any material loss of revenues and do not anticipate any significant losses in the future.

      Cost of goods sold is comprised of material product costs, packaging and labeling costs, direct personnel compensation and other statutory benefits and indirect costs relating to labor to support product purchase, receipt, packaging and warehousing. Research and development expenses are charged against cost of goods sold as incurred.

      Selling, general and administrative costs include management and general office salaries, advertising and promotional expenses, sales and marketing and other indirect operating costs.

      Interest and other income (expense) consist primarily of interest expense associated with borrowings to finance the Herbal Health Products, Inc. asset acquisition and other working capital needs.

      We have no income tax provision for the periods presented due to net operating losses. These net operating losses may be carried forward for up to 20 years.

      In July 2000, we acquired certain assets including veterinary product inventory, equipment, furniture and fixtures, and the veterinary customer base of Herbal Health Products, Inc., a Florida corporation, that provided nutritional supplements to veterinarians. The total purchase price was $500,000, consisting of $75,000 in cash and $425,000 in notes payable. On June 30, 2002, the unpaid balance of these notes, including interest, aggregating $429,846 was converted into 429,846 shares of series A preferred stock.

RESULTS OF OPERATIONS

   NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO NINE MONTHS ENDED
     SEPTEMBER 30, 2001

      Revenues increased $685,034, or 191.0%, to $1,044,583 for the nine months ended September 30, 2002, as compared to $359,549 for the nine months ended September 30, 2001. The increase was primarily attributable to increased marketing efforts, which resulted in increases in our customer base and related volume of recurring and new customer sales.

      Gross profit increased $326,003, or 201.7%, to $487,608 for the nine months ended September 30, 2002, as compared to $161,605 for the nine months ended September 30, 2001. Gross margin increased to 46.7% for the nine months ended September 30, 2002, from 44.9% for the nine months ended September 30, 2001. The increase was primarily attributable to lower costs associated with products purchased due to purchase volume discounts, as well as a change in the mix of sales, which yield a higher gross margin.

      Operating expenses increased $204,235, or 34.7%, to $793,530 for the nine months ended September 30, 2002, as compared to $589,295 for the nine months ended September 30, 2001. The increase was primarily attributable to an increase in marketing expenses of approximately $76,000, as well as an increase in payroll expenses of approximately $117,000 associated with expansion of our sales and administrative personnel. As a percentage of sales, operating expenses decreased from 163.9% for the nine months ended September 30, 2001, to 76.0% for the nine months ended September 30, 2002.

      Interest expense, net of interest income increased $13,613, or 46.8%, to $42,726 for the nine months ended September 30, 2002, as compared to $29,113 for the nine months ended September 30, 2001, as a result of increased borrowings to provide us with additional working capital.

      Our net loss was $347,492 for the nine months ended September 30, 2002 compared to a net loss of $455,796 for the nine months ended September 30, 2001. This equates to a 23.8% decrease and is attributable to increased absorption of fixed expenses from higher sales volume and sales with higher gross margins.

      We had no income tax provision for the nine months ended September 30, 2002 and 2001 due to net operating losses. No tax benefit has been provided due to the uncertainty in the utilization of the loss carryforwards. These net operating losses may be carried forward for up to 20 years.

   YEAR ENDED DECEMBER 31, 2001

      Revenues were $492,441 for the year ended December 31, 2001, as compared to $193,020 for the period from inception (March 3, 2000) through December 31, 2000, of which revenues were only generated from August 1, 2000 through December 31, 2000. This equates to a 6.3% increase in average monthly revenues for the year ended December 31, 2001 over the prior five-month period from August 1, 2000 through December 31, 2000. The increase in average monthly revenues is primarily attributable to increased marketing efforts.

      Gross profit was $221,539 for the year ended December 31, 2001, as compared to $85,272 for the period from inception (March 3, 2000) through December 31, 2000. This equates to an 8.3% increase in average monthly gross profit for the year ended December 31, 2001 over the prior five-month period from August 1, 2000 through December 31, 2000. This increase in average monthly gross profit is primarily attributable to an increase in private label sales, which yield a higher gross profit. Gross margin was 44.0% for the year ended December 31, 2001, as compared to 44.2% for the period from inception (March 3, 2000) through December 31, 2000.

      Selling, general and administrative expenses were $768,887 for the year ended December 31, 2001, as compared to $252,367 for the period from inception (March 3, 2000) through December 31, 2000. As a percentage of sales, selling, general and administrative expenses increased by 25.4%, to 156.1% for the year ended December 31, 2001, from 130.7% for the period from inception (March 3, 2000) through December 31, 2000. The increase is primarily attributable to increased marketing expenses, as well as payroll expenses associated with expansion of our sales force.

      Interest expense, net of interest income was $44,452 for the year ended December 31, 2001, as compared to $9,909 for the period from inception (March 3, 2000) through December 31, 2000, in which interest expense was only incurred from August 1, 2000 through December 31, 2000. During the year ended December 31, 2001, we incurred additional interest expense as a result of increased borrowings to provide us with additional working capital.

      Our net loss was $589,980 for the year ended December 31, 2001 as compared to a net loss of $150,916 for the period from inception (March 3, 2000) through December 31, 2000. This equates to a 62.9% increase in average monthly net loss for the year ended December 31, 2001 over the prior five-month period from August 1, 2000 through December 31, 2000. The increase in our net loss for the year ended December 31, 2001 was primarily attributable to increased selling, general and administrative expenses resulting from an increase in our sales and administrative personnel, as well as an increase in advertising and promotional expenses.

      We have no income tax provision for the year ended December 31, 2001 and the period from inception (March 3, 2000) through December 31, 2000 due to net operating losses. No tax benefit has been provided due to the uncertainty in the utilization of the loss carryforwards. These net operating losses may be carried forward for up to 20 years.

      Results of operations for the year ended December 31, 2001 are not comparable to results of operations for the period from inception (March 3, 2000) through December 31, 2000 as we first commenced generating revenues in August 2000.

   PERIOD FROM INCEPTION (MARCH 3, 2000) THROUGH DECEMBER 31, 2000

      We were formed in March 2000 and began generating revenues in August 2000. We generated revenues of $193,020 for the period from inception (March 3, 2000) through December 31, 2000.

      Gross profit was $85,272 for the period from inception (March 3, 2000) through December 31, 2000 and our gross margin was 44.2%.

      Selling, general and administrative expenses were $252,367 for the period from inception (March 3, 2000) through December 31, 2000.

      Interest expense, net of interest income was $9,909 for the period from inception (March 3, 2000) through December 31, 2000 and was primarily a result of borrowings to finance the purchase of certain assets from Herbal.

LIQUIDITY AND CAPITAL RESOURCES

      Our cash at September 30, 2002, December 31, 2001 and 2000 was $127,394, $53,987 and $113,710, respectively. We had a working capital deficit of $564,262 at September 30, 2002, inclusive of the note payable under our credit line facility, current portion of long-term debt, notes payable to related parties and amounts due to related parties. We had a working capital deficit of $527,468 at December 31, 2001, inclusive of the note payable under our credit line facility, current portion of long-term debt, notes payable to related parties and amounts due to related parties, as compared to a working capital deficit of $15,812 at December 31, 2000. Operations from inception (March 3, 2000) have been funded primarily from four sources, the founders' investment, a $120,000 equity investment, loans from affiliates and available borrowings under our current credit facilities.

      Net cash used in operating activities was $86,981 for the nine months ended September 30, 2002. Net cash used in operating activities was $142,311 for the year ended December 31, 2001, as compared to net cash used in operating activities of $76,523 for the period from inception (March 3, 2000) through December 31, 2000. The usage of cash for the nine months ended September 30, 2002 is primarily attributable to the net loss adjusted for non-cash items of approximately $22,000, the increases in receivables of $73,039 and inventory of $98,562, offset by the increases in accounts payable and accrued expenses of $194,093, and amounts due to related parties of $251,321. The usage of cash for the year ended December 31, 2001 is primarily attributable to an increase in receivables of $18,435, an increase in receivables from related parties of $3,388 and an increase in deposits of $2,875, partially offset by a decrease in inventory of $34,900, a decrease in prepaid expenses and other current assets of $4,324, an increase in accounts payable of $21,378 and an increase in amounts due to related parties of $340,518.

      Net cash used in investing activities was $7,258 for the nine months ended September 30, 2002 and $3,485 for the year ended December 31, 2001, representing purchases of property and equipment.

      Net cash provided by financing activities was $167,646 for the nine months ended September 30, 2002, representing primarily the increase in deferred offering costs of $104,875 and current maturities of long-term debt of $12,479, offset by the proceeds from related party notes of $35,000 and proceeds from a loan of $250,000 provided by First Community Bank of America in May 2002, which was extended on November 29, 2002 and is due to be repaid on November 29, 2003. We borrowed the $250,000 from First Community Bank of America to provide us with additional working capital. The loan bears interest at the prime rate, plus 1.5%. The loan was payable on August 29, 2002 and was extended for 90 days. On November 29, 2002, the loan was extended until November 29, 2003. Under the new terms of the loan, we will pay principle monthly payments in the amount of $5,000 plus accrued unpaid monthly interest beginning December 29, 2002 and one final principal and interest payment of $195,965.52 on November 29, 2003. All other terms of the loan remain the same. The note is secured by a pledge of 183,278 shares of common stock of DrugMax, Inc., which were pledged by a company owned by our Chief Executive Officer, Stephen Watters. In addition, Jugal K. Taneja, one of our directors, agreed that in the event we default on our obligations, he will purchase the shares of DrugMax, Inc. for an amount equal to the outstanding obligations to the lender at the time of the default. Neither of Messrs. Watters or Taneja received any compensation in connection with the foregoing.

      Of the related party loans, $12,500 was provided by each of Stephen Watters and Jugal K. Taneja. The loans were provided in March 2002 and repaid prior to September 30, 2002, with 9% interest. In addition, Mr. Watters provided and additional $10,000 loan in April 2002 which was repaid in June 2002, without interest. Net cash provided by financing activities for the year ended December 31, 2001 was $86,073, representing proceeds from related party notes of $100,000 and proceeds from receivables for common shares of $120,000, partially offset by repayment of notes payable and long-term debt of $8,650 and an increase in deferred offering costs of $125,277. Of the related party loans, $50,000 was provided by each of Messrs. Watters and Taneja on or about December 1, 2001, and will be repaid from the proceeds of this offering, with interest at the rate of 9%.

      During the period from inception (March 31, 2000) through December 31, 2000, our primary shareholders took notes receivable, in lieu of salaries. The amount accrued at December 31, 2000 was $80,000. During the year ended December 31, 2001, an additional $290,833 was accrued for salary expense. In December 2001 we converted the total of $370,833 due to our primary shareholders to 370,833 shares of our series A preferred stock. During the nine months ended September 30, 2002, an additional $147,500 was accrued for salary and consulting expenses.

      In March and June of 2001 we executed promissory notes payable to First Community Bank of America for a color copier and an automated label machine in the amount of $26,248 and $6,000 respectively. The notes bear interest at 7.4% and 8.25% per annum. Principal and interest is payable in monthly payments of $1,030 through June 2004. The notes are collateralized by property and equipment. At September 30, 2002 and December 31, 2001, the principal balance on these notes were $18,454 and $26,810. The notes will be repaid from working capital.

      Shareholders provided an additional $120,000 capital investment in May 2001. Our two controlling shareholders loaned us $50,000 each in December 2001. This amount accrues interest at 9% per annum and will be repaid from the proceeds of this offering.

      In July 2001 we executed a promissory note payable to Citicorp for a color label printer in the amount of $34,240. The note bears interest at 19.8% per annum. Principal and interest is payable in monthly payments of $907 through August 2006. The note is collateralized by property and equipment. At September 30, 2002 and December 31, 2001, the principal balance on this note was $29,370 and $32,859. The note will be repaid from working capital.

      In August 2000, we established a $150,000 revolving line of credit with First Community Bank of America, to provide us with additional working capital. In March 2002, a $12,000 increase was made to the line of credit. The note bore interest at the rate of the bank's 90-day certificate of deposit, with a floor of 5.8% per annum and a ceiling of 18% per annum. During July 2002, we paid off the note payable with an outstanding balance of $160,067 at June 30, 2002, by surrendering a certificate of deposit with a balance of $164,395 at June 30, 2002.

      On July 31, 2000 we acquired the veterinary customer base and certain assets of Herbal Health Products, Inc., a Florida corporation. Notes payable to Herbal Health Products, Inc. totaling $425,000 and initial shareholder investments primarily funded this acquisition. Interest was payable monthly and accrued at 10% per annum. Principal was payable the earlier of this offering, or October 1, 2002. As of September 30, 2002 and December 31, 2001, the outstanding principal balance on the notes was zero and $419,248, and was included in notes payable to related parties. The unpaid balance of these notes including accrued interest aggregating $429,846 was converted into 429,846 shares of series A preferred stock during June 2002.

      Amounts to be paid from working capital may be paid from the working capital portion of the proceeds of this offering. To the extent that we have additional funds available from operations or other sources, working capital needs may be met from such funds.

      We will use the proceeds of this offering to repay approximately $110,000 of borrowings, together with interest thereon, expand our sales and marketing efforts towards our veterinary private label programs and to add additional product lines for veterinary clinic customers. We also expect to hire additional management and marketing personnel in order to grow our business. The amounts to be expended for each of these purposes are estimated to be as follows:

                                             10% OF        50% OF         75% OF
                               MINIMUM      OFFERING      OFFERING       OFFERING         MAXIMUM
                               AMOUNT        AMOUNT        AMOUNT         AMOUNT          AMOUNT
                               ------        ------        ------         ------          ------
Sales and marketing
   expansion                 $       0    $  130,000    $ 1,176,000     $ 1,830,000    $ 2,500,000
Business expansion                   0        85,000        784,000       1,220,000      1,635,000
Repayment of debt               74,000       110,000        110,000         110,000        110,000
Working capital                      0        55,000        350,000         535,000        725,000

      Total net proceeds     $  74,000    $  380,000    $ 2,420,000     $ 3,695,000    $ 4,970,000

                                    BUSINESS

OVERVIEW

      Vertical Health Solutions, through its wholly owned subsidiary, LabelClick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector which consists of canine, feline, equine and numerous other household pets, and to a lesser extent, other veterinary distributors. Our LabelClick, Inc. subsidiary offers private labeling solutions that allow our customers to customize private-label vitamins and animal health nutritional supplements in small quantities ideally suited to their buying power and storage capacity. The custom supplement labels typically include our customer's business name, contact information and logo for efficient marketing to their customers.

      In addition to our customized private label operations, we sell certain proprietary Vitality Systems branded products primarily to veterinary clinics through various distributors. To expand the number and quality of products we offer to our clients, we recently became a licensed wholesale distributor of veterinary pharmaceuticals, products and supplies to veterinary clinics.

HISTORY

      In March 2000, we incorporated as a Florida corporation under the name LabelClick.com, Inc. In July 2000, we acquired for $500,000 certain assets including veterinary product inventory, equipment, furniture and fixtures, and the veterinary customer base information from Herbal Health Products, Inc., a wholly owned subsidiary of Dynamic Health Products, Inc. (a company affiliated with Jugal K. Taneja, one of our directors). The terms of the transaction were determined in an arm-length-transaction by the Boards of Directors of both companies, without the participation of Mr. Taneja. This acquisition was consummated to provide a stable expansion base for our veterinary private labeling business. From our inception in March 2000 through July 2000 when we acquired the Herbal Health assets, we were engaged in the development of our business, including beta testing with veterinarians, but we had no sales. The Herbal Health database of over 1,000 veterinarians permitted us to commence sales of our products. In January 2001, we changed our name to Vertical Health Solutions, Inc. and formed a new subsidiary called LabelClick, Inc. through which we operate.

OUR PRIVATE LABEL OPERATIONS

      We provide custom private label supplements and health products to veterinarians in the companion animal sector. Custom private label products are generic products offered by many providers, which are then customized through the application of a product label specific to each client. For instance, the vitamins sold by Dr. Smith may be labeled as Dr. Smith's Multi-Vitamin. Our product line consists of products that are used in daily veterinary medicine to address animal healthcare problems such as arthritis, allergies, hip dysplasia, immune function, muscle development, skin care and general health and well-being. We offer private labeling solutions that allow our customers to customize private-label vitamins and animal health nutritional supplements in small quantities tailored to their buying power and storage capacity. This permits the veterinarians to essentially offer uniquely labeled products to their clients that are unavailable from any other source. Customers can use the basic names we supply, modified for their purpose or can direct us to use a name specifically designed for them. Once the name is chosen, our custom supplement labels also typically include customer's business name, contact information and logo for efficient marketing to their customers. We currently offer over 100 different products for private labeling, compared to the one to two dozen offered by typical brand name producers.

      We do not manufacture any of the products we sell. We subcontract on a purchase order basis with a number of manufacturers (including Go2 Pharmacy, Inc., an affiliate of ours, from which we purchased 23.9% of our goods during
2001) to provide high quality animal health supplements and over-the-counter products for our private label program. We do not enter into contracts with the manufacturers, as is customary in our industry. For quality control purposes, we may source and purchase the raw materials used for the production of our proprietary products and send them directly to the manufacturer. In other cases, the manufacturer provides the raw materials for the products. In each case, prior to manufacturing, each ingredient is analyzed by the manufacturer to ascertain the accuracy of the Certificate of Analysis data provided by the raw materials suppliers prior to the use in our formulations. Each manufacturing facility with which we subcontract is registered with the United States Food and Drug Administration. For larger orders, the subcontractors will apply the private labels we produce. For smaller orders, it is more economical for Vertical Health to complete this task once the manufactured products are returned to our distribution center in their containers.

      At the present time, we do not engage in traditional research and development activities. As our business and product lines continue to expand and the demands of our customers grow, we anticipate that such activities will be undertaken in order to more effectively compete.

OUR VETERINARY PRODUCT DISTRIBUTION OPERATIONS

      Vertical Health Solutions distributes its products out of a 5,200 square foot facility in Largo, Florida. This location is strategically located to enable us to deliver approximately 90% of the product to our customers with next day delivery, shipped via UPS ground service. The remaining product (typically large over-the-counter orders) is distributed via bulk shipments using common carriers. In all instances, minimum order quantity is required to offset delivery costs and ensure profitability.

INDUSTRY BACKGROUND

      According to a study for the American Veterinary Medical Association conducted by KPMG LLP in May 1999 which is available through the American Veterinary Medical Association, there are approximately 65,000 veterinarians practicing at 22,400 animal health clinics in the United States. The majority, approximately 65% of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. The average veterinary practice generates between $500,000 and $750,000 of annual revenue and employs two veterinarians, two veterinarian technicians and four to five other employees. These practices purchase between $80,000 and $120,000 of supplies each year but cannot afford to maintain a large supply of inventory on hand. According to Fountain Agricounsel, LLC, a leading management consulting firm to agribusiness, revenues for the supply of drugs, biologicals, and nutritional additives and supplements in the companion animal health segment have more than doubled in value since 1990 to reach an estimated value of $5.0 billion in 2000. We provide supplies for private clinical practices in this business segment.

      Based on the information provided by the KPMG LLP and Fountain Agricounsel, LLC studies, we believe that the companion animal market is growing considerably. Several new therapeutic and preventative products, particularly nutriceuticals (nutritional pharmaceuticals), have contributed to most of this increased sales volume. According to Fountain Agricounsel, LLC, sales of companion products have increased from 25% to 35% of the total U.S. market during the five year period ended in the year 2000.

BUSINESS STRATEGY

      We intend to become a leading supplier of animal health products to veterinary clinics by offering a comprehensive assortment of products and customized private label programs at competitive prices with superior levels of customer service.We believe our customized private labeling program will appeal to veterinary clinics seeking to increase profitability while providing additional marketing for their clinics.

      We anticipate that this strategy will provide us a competitive advantage by combining a broad product selection with economical prices and support from efficient operations.

FACILITIES

      We lease approximately 5200 square feet of office and warehouse space, located at 6925 112th Circle North, Ste 102, Largo, Florida 33773, which serve as our principal administrative, marketing and customer service facilities. This lease is in effect until February 2003, at an annual cost of approximately $29,178 per year.

MARKETING AND SALES

      In the fiscal year ended December 31, 2001, approximately 88 percent of our total sales were to veterinary clinics and approximately 12 percent were to distributors. Our geographical market is defined as the continental United States, however initial concentration has been on accounts in the southeast and northwest region of the United States.

      LabelClick, Inc. utilizes a combination of inside sales and marketing, field sales calls, and independent contractors for its sales and marketing efforts. Most of our sales are accomplished through our in-house sales efforts. All of LabelClick's sales efforts focus on retaining the existing sales base and developing new customers.

      We also maintain a website, vetmarket.com, which was designed and developed to enhance our overall customer service and to increase operational efficiency. It allows our clients to access our online product catalog, review item pricing and descriptions, purchase items, submit an online credit application, edit customer information, view order history and status and track orders. This area is also used as a means of communicating current specials and incentives as well as answering frequently asked questions and displaying our terms and conditions.

      Upon completion of this offering we will employ approximately five persons to act as our direct sales force and target potential veterinary clinic customers. We also intend to maintain an in-house telesales group of approximately four persons for use in customer prospecting, lead generation and lead follow-up.

SOURCES OF SUPPLY

      Effectively managing supplier relationships is a critical success factor to our objective of offering a broad product mix at competitive prices. The veterinary market is made up of a fragmented and diverse supplier base who need value-added distribution to be successful and accordingly are attracted to our high quality sales force. We obtain our core distributed veterinary products from a limited number of suppliers and manufacturers and its arrangements with suppliers can be generally characterized as having limited rather than exclusive geographic territories.

COMPETITION

      Competition in the veterinary product distribution industry is intense. We primarily use "ethical" distribution channels, which involve sales to licensed veterinarians for use in their professional practice, rather than "OTC" distribution channels, which are characterized by sales to the animal owner or end user of the products. Our customers, licensed practicing veterinarians, compete with OTC distributors to sell products to the animal owner. We do not sell products directly to animal owners and consequently do not compete with their customers for these sales. Although we are aware of less than five other companies which offer custom private label services for the companion animal market, we compete against numerous distribution companies that use ethical channels to offer products similar to ours at comparable prices in our geographical distribution areas. Most of these companies are substantially greater in size and have significantly more resources than Vertical Health. In addition to competition from other distributors, we face existing and potentially increasing competition from manufacturers and suppliers who distribute some percentage of their products directly to veterinarians. The barriers to entry in our market are minimal, once a customer base of veterinarians is developed or acquired.

      We strive to distinguish ourselves from our competitors based on several criteria, including high quality customer service, the value-added services of custom labels and brochures and competitive product pricing. We believe that the company primarily differentiates itself from its competition based on its value-added strategy of providing customized private labeling programs to our customers for help in marketing their veterinary clinics, and through its experienced and motivated sales force. The use of custom private labels by veterinarians permits them to offer their products at higher margins than generic or mass market products.

      We believe that the role of the animal health distributor has changed dramatically in the last decade. We feel that successful distributors now present their products to clients in a consultative context, rather than focusing strictly on product sales. We believe that there is excess capacity in the animal health distribution industry, although there have been few animal health distributor mergers or acquisitions, and we view declining profit margins in the pharmaceutical product segment of our industry as an indicator of this trend. Although pharmaceutical products account for less than five percent of our sales, the declining profit margins in this segment may be symptomatic of potential problems throughout the industry. To counteract this situation, we focus on adding value to the distribution channel through private labeling, reducing existing redundancies and eliminating unnecessary costs associated with product movement which occurs when multiple layers of a distribution channel are required before the product reaches its ultimate purchaser. By selling directly to veterinarians rather than through various layers of distributors, we reduce distribution costs and increase margins.

TRADEMARKS AND REGISTERED DOMAIN NAMES

      We have filed for the federally registered trademarks Vitality Systems and Chondro-Flex which would provide for 17 years of protection for these names. We believe that protecting our trademarks and registered domain names is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

      Our policy is to pursue registrations of all the trademarks associated with our key products. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

      Although we seek to ensure that we do not infringe upon the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a materially adverse affect on our business, financial condition, results of operations and cash flows.

GOVERNMENT REGULATORY MATTERS

      State and federal government agencies regulate the distribution of many of our animal health products. Specifically, the U.S. Department of Agriculture, the Food and Drug Administration and the Drug Enforcement Administration are charged with regulating our industry and the distribution of certain of our products. In particular, they regulate the formulation and purity of our products, which are subject to review during the manufacturing process. In addition, several State Boards of Pharmacy require us to obtain appropriate licensing for the sale of animal health products in their jurisdiction, as well as requiring us to collect sales and use taxes on our product sales therein. However, since we do not directly manufacture the products we sell, we are not subject to the stringent Federal and state laws which regulate the manufacturing process, nor are we required to undergo regular inspections or certifications of our facilities or our activities. Finally, we are subject to federal and state labor regulations governing our relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

      We may be subject to additional laws or regulations by the Food and Drug Administration or other Federal, state or foreign regulatory authorities. Furthermore, we could be subject to the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994, or more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. The Food and Drug Administration or other governmental regulatory bodies could, however, require:

      o     the reformulation of certain products to meet new standards;

      o the recall or discontinuance of certain products which are not able to be reformulated;

      o     the imposition of additional record keeping requirements;

      o     the expanded documentation of the properties of certain products; or

      o expanded or different labeling and scientific substantiation requirements.

      Any or all of such requirements could have a materially adverse affect on our business.

EMPLOYEES

      We currently employ five full time employees and one consultant including managerial and operations personnel. None of our employees are covered by a collective bargaining agreement and we believe we have good relations with our employees.

LEGAL MATTERS

      From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, DIRECTOR NOMINEES AND KEY EMPLOYEES

      Our executive officers, directors and key employees and their ages and positions as of December 31, 2001, are as follows:

      NAME                  AGE              POSITION
Stephen M. Watters          35    Chief Executive Officer, Chief Financial
                                  Officer, Director
Brian T. Nugent             27    President, Chief Operating Officer, Director
Lynn Watson                 26    Vice President of Marketing, LabelClick, Inc.
Jugal K. Taneja             57    Consultant, Director
Patrick J. Sheppard         55    Director
Alfred F. Lehmkuhl          70    Director

      STEPHEN M. WATTERS has served as our Chief Executive Officer, and Director since our inception and our Chief Financial Officer since August 2002. Mr. Watters has also served as Chief Executive Officer and Secretary of LabelClick, Inc. since its inception. Prior to working with us, Mr. Watters was the Chief Executive Officer, President and a Director of Drugmax, Inc. from that company's inception in September 1998 until August 2000, and currently serves as a director and consultant to that company. DrugMax is a publicly-held company operating as an online business to business wholesaler and retailer of pharmaceuticals, over-the counter drugs, health and beauty care products and private label dietary supplements. From September through November 1998, Mr. Watters served as Vice President of Finance of Dynamic Health Products, Inc., a nutriceutical products company. Prior to that, he worked in the investment banking and brokerage businesses, serving as Vice President of Sales for Gilford Securities from February 1998 to September 1998; Vice President of Sales for Hobbs, Melville Corp. from November 1997 to February 1998; and as branch manager for sales, with Schneider Securities, Inc. from 1995 to 1997. From April 1992 to March 1995, Mr. Watters was employed by Bancapital Corp. as an investment banker. He received his Executive Masters of Business Administration degree from Case Western Reserve University in 1997.

      BRIAN T. NUGENT has served with us since our inception in March 2000 and has served as our President and Chief Operating Officer since April 2001. Mr. Nugent has also served as President and Treasurer of LabelClick, Inc. since its inception. Prior to joining Vertical Health Solutions, Mr. Nugent spent three years working in management for the Tampa Bay Buccaneers of the National Football League where he was responsible for establishing business relationships and managing daily operations. He received his Bachelors of Science in Multi-National Business from the Florida State University in 1997.

      LYNN WATSON has served as our Vice President of marketing and sales since August 2000. Prior to joining us, Ms. Watson worked with Herbal Health Products, Inc., a natural supplement distributor from December 1998 to August 2000, as operations manager. From July 1997 to December 1998, she was the Director of Sales and Marketing for Vitality Systems, a veterinary product manufacturer and distributor. Prior to Vitality Systems, Ms. Watson was employed from December 1996 to July 1997 as a Database Manager for Triad Research & Consulting, a real estate investment company.

      JUGAL K. TANEJA has served as a Director and consultant since our inception in March 2000. From January 1998 until June 1998 and since November 1999, Mr. Taneja has served as the Chief Executive Officer of Dynamic Health Products, Inc., a nutriceutical products company and has served as its Chairman since January 1998. Since June 1998, he has served as Chairman and a director of its former subsidiary Go2Pharmacy, Inc., a manufacturer of nutritional and health products. Since 1999, Mr. Taneja has served as a director of Eonnet Media, Inc., a technology solutions and healthcare information provider for the electronic health marketplace. He serves as Chairman of the Board of DrugMax.com, Inc., and since October 2000 has served as DrugMax's Chief Executive Officer. He previously served as DrugMax's Chief Executive Officer from its inception in October 1993 through April 1995, and again from January 1996 until August 1999. Further, he served at various times over the years as DrugMax's President and Secretary. DrugMax is a publicly-held company operating as an online business to business wholesaler and retailer of pharmaceuticals, over-the-counter drugs, health and beauty care products and private label dietary supplements. From November 1991 until December 1998, he served as the Chief Executive Officer of NuMed Home Health Care, Inc., a provider of home health care services and contract staffing of health care employees. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.

      PATRICK J. SHEPPARD has been a Director since August 2002. Mr. Sheppard has been the President of S & H Associates, a construction company specializing in the commercial development of healthcare and retail facilities, since June 1996. Since June 1996, he has served as President of Purtec Systems, Inc., a Florida corporation that provides consulting services to the water purification industry. Mr. Sheppard serves as a Director to Medcom Facilities, a real estate holding company, ICOT Center, Inc., a large commercial flex space park in Clearwater, Florida, and for the Montessori Schools, a private elementary and middle school in Pinellas County, Florida. He has been a licensed Florida Real Estate Broker since July 1979 and owner of Terra Realty Management, Inc., a Real Estate management and consulting company since October 2001.

      ALFRED F. LEHMKUHL has been a Director since May 2002. Since June 1988, he has been Chief Executive Officer of Seven Limers, Inc., an agricultural equipment and supply company, and KAS Trucking, Inc., a regulated common carrier trucking company. He served as President and Chief Executive Officer of Horn's Crop Service, Inc., an agricultural supply company from September 1984 to December 1993. Mr. Lehmkuhl holds a Bachelor of Science degree in Animal Nutrition from The Ohio State University.

EMPLOYMENT AND CONSULTING AGREEMENTS

      We currently maintain employment agreements with Mr. Watters, for his services as our Chief Executive Officer, Mr. Nugent, for his services as our President and Chief Operating Officer, and a consulting agreement with Mr. Taneja, one of our Directors. In September 2000, we entered into a three-year employment agreement with Mr. Watters at an initial annual base salary of $150,000, plus an annual performance bonus and stock options to be determined by the Board of Directors. Also in September 2000, we entered into a three-year consulting agreement with Mr. Taneja at an initial annual consulting fee of $100,000. In April 2001, we entered into a three-year employment agreement with Mr. Nugent at an initial annual base salary of $100,000, plus annual performance bonus and stock options to be determined by the Board of Directors.

      All of our employees are and will be permitted to participate in our benefits and employee benefit plans that may be in effect from time to time, to the extent eligible, and each employee is entitled to receive an annual bonus as determined in the sole discretion of our Board of Directors based on the Board's evaluation of the employee's performance and our financial performance.

EXECUTIVE COMPENSATION

      The following table sets forth certain information regarding compensation earned by Stephen Watters (the "Named Executive Officers"), during the fiscal year ended December 31, 2001:

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
                                                FISCAL YEAR ENDED
    NAME AND PRINCIPAL POSITION                   DECEMBER 31,        SALARY($)    BONUS($)
Stephen M. Watters, Chief Executive Officer                           $150,000
                                                    2000              $ 50,000      ----

      On December 31, 2001, Mr. Watters received 200,000 shares of series A preferred stock in lieu of $200,000 of accrued salary for the two years ended December 31, 2001.

BOARD COMMITTEES AND COMPENSATION

      From our inception until the date of this prospectus, our directors did not and will not receive any compensation for their services as a director. Recently, the Board of Directors approved the following arrangements for the compensation of our directors. Commencing on the effective date of this offering, directors shall receive $500 for each meeting of the board of directors that they attend, plus reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, each non-employee member of a committee of the board of directors shall receive a fee of $100 per committee meeting that he or she attends. Upon this offering, each non-employee director will also receive stock options under our stock option plan to purchase 10,000 shares of common stock, exercisable at the initial public offering price of shares offered hereby.

      Our Board has an audit committee consisting of Messrs. Sheppard and Lehmkuhl.

COMPENSATION PURSUANT TO PLANS

      2001 STOCK OPTION PLAN. In January, 2001, our board of directors adopted the 2001 Stock Option Plan, which has been approved by our shareholders. The purpose of the 2001 plan is to enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 2001 plan provides for the grant to our officers, directors, or other key employees and consultants, of options to purchase up to an aggregate of 133,333 shares of common stock.

      The 2001 plan may be administered by the board of directors or a committee of the board, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 2001 plan. Options granted under the 2001 plan may be "incentive stock options" as defined in Section 411 of the Internal Revenue Code of 1986 or so-called nonqualified options.

      The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2001 plan or any other option plan adopted by the company. Nonqualified options may be granted under the 2001 plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

      Subject to the limitations contained in the 2001 plan, options become exercisable at such times and in such installments as the board or committee shall provide in the terms of each individual stock option agreement. The board or committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

      Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

      Options granted under the 2001 plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock). Options granted under the 2001 plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 2001 plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2001 plan is effective for ten years, unless sooner terminated or suspended.

DIRECTOR AND OFFICER INDEMNIFICATION

      Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Florida. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or shareholder of Vertical Health Solutions, Inc., including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Florida law.

      We believe that it is the position of the Securities and Exchange Commission that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

                   TRANSACTIONS INVOLVING OFFICERS, DIRECTORS
                           AND PRINCIPAL SHAREHOLDERS

      Prior to this offering, we entered into transactions and business relationships with certain of our officers, directors and principal stockholders or their affiliates. We believe that all of the transactions were on terms no less favorable than we could have obtained from independent third parties. At the time such transactions were approved, we lacked sufficient independent directors to approve the transactions. Any future transactions between us and our officers, directors or affiliates will be subject to approval by a majority of disinterested directors or stockholders and on terms no less favorable than could be obtained from third parties.

      In September 2000, we entered into a consulting agreement with Jugal K. Taneja, a member of our board of directors. The agreement is for a term of three years, at an initial annual consulting fee of $100,000.

      In July 2000, we purchased certain inventory and a customer base from Herbal Health Products Inc., a wholly-owned subsidiary of Dynamic Health Products, Inc., a company affiliated with Jugal K. Taneja, for a total purchase price of $500,000. Payment was in the form of $75,000 in cash and two promissory notes totaling $425,000. The first promissory note is in the principal amount of $75,000 and bears interest at 10% per annum. Principal and interest were payable monthly commencing November 27, 2000, in the amount of $7,500 per month until the note is paid in full. The second promissory note is in the principal amount of $350,000 and bears interest at 10% per annum. Principal and interest are payable upon the completion of our initial public offering, or October 1, 2002 which ever is earlier. The notes are secured by our business assets. We did not receive, nor did we seek, an independent appraisal or valuation of the value of the assets acquired or the stock issued in this transaction.

      From time to time, we purchase products from Go2Pharmacy, Inc. Mr. Taneja, one of our principal stockholders and directors is a principal stockholder, Chairman and director of Go2Pharmacy, Inc. For the years ended December 31, 2000 and December 31, 2001, purchases from Go2Pharmacy, Inc. totaled $54,425 and $60,575, respectively.

      In consideration of services provided to us, in May 2001, we issued a warrant to each of Messrs. Watters and Taneja to purchase 85,715 shares of our common stock for $3.28 per share. The warrants are exercisable until May 2005.

      On or about December 1, 2001, each of Messrs. Watters and Taneja loaned us the sum of $50,000. These amounts accrue interest at the rate of 9% per year and will be repaid from the proceeds of this offering.

      On December 31, 2001, Stephen Watters, Brian Nugent and Jugal K. Taneja each agreed to accept shares of our series A perferred stock in exchange for amounts owing to them pusuant to their employment or consulting agreements through December 31, 2001. The value of accrued compensation exchanged was as follows:

                                                            SHARES OF SERIES A
NAME                               ACCRUED COMPENSATION       PREFERRED STOCK
Stephen Watters                       $  200,000.00                200,000
Brian Nugent                          $   37,500.00                 37,500
Jugal K. Taneja                       $  133,333.33                133,333

      In May 2002, we borrowed $250,000 from First Community Bank of America to provide us with additional working capital. The loan bears interest at the prime rate, plus 1.5%. The loan was payable on August 29, 2002, which was extended for an additional 90 days. On November 29, 2002, the loan was extended until November 29, 2003. Under the new terms of the loan, we will pay principle monthly payments in the amount of $5,000 plus accrued unpaid monthly interest beginning December 29, 2002 and one final principal and interest payment of $195,965.52 on November 29, 2003. The note is secured by a pledge of 183,278 shares of common stock of DrugMax, Inc., which were pledged by a company owned by our Chief Executive Officer, Stephen Watters. In addition, Jugal K. Taneja, one of our directors, agreed that in the event we default on our obligations, he will purchase the shares of DrugMax, Inc. for an amount equal to the outstanding obligations to the lender at the time of the default. Neither of Messrs. Watters or Taneja received any compensation in connection with the foregoing.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth the beneficial ownership of Vertical Health Solutions voting securities as of the closing date of this offering, by each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities, each of our directors, our named executive officers, and all directors and executive officers as a group. As of the date of this prospectus, there were 1,596,991 common shares issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                                                                      PERCENT OF    PERCENT OF
                                                                           PERCENT OF    CLASS         CLASS
                                                              AMOUNT AND     CLASS      ASSUMING     ASSUMING
                                                              NATURE OF      BEFORE     MINIMUM       MAXIMUM
                                                              BENEFICIAL    OFFERING    OFFERING     OFFERING
      NAME OF BENEFICIAL OWNER                                OWNERSHIP       (%)          (%)          (%)
      ------------------------                                ----------    --------    --------     --------
Stephen Watters                                                 659,524       38.1%       37.2%        24.1%
Brian T. Nugent                                                  77,947        4.9         4.7          3.0
Jugal K. Taneja                                                 424,762       24.8        24.2         15.6
Patrick J. Sheppard                                              43,335        2.6         2.6          1.7
Alfred F. Lehmkuhl                                               40,479        2.5         2.5          1.6
All executive officers and directors as a group (6 persons)   1,251,284       66.2        65.1         43.4

      Except as otherwise indicated, the address of each beneficial owner is c/o Vertical Health Solutions, Inc., 6925 112th Circle North, Ste. 102, Largo, FL 33773.

      Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

      Of the shares beneficially owned by Mr. Watters, 380,953 shares are owned by SMW Capital Group Limited Partnership, a company owned and controlled by Mr. Watters, and 45,715 shares are owned by Kristen Watters, Mr. Watters wife. Mr. Watters disclaims beneficial ownership of the shares registered in the name of his wife. Includes 85,714 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $3.28 per share and 50,000 shares issuable upon conversion of series A preferred stock, assuming a market price of $5.00 per share.

      Of the shares beneficially owned by Mr. Nugent, 19,048 shares are owned by Julie Nugent, Mr. Nugent's wife. Mr. Nugent disclaims beneficial ownership of the shares registered in the name of his wife. Includes 9,375 shares issuable upon conversion of series A preferred stock, assuming a market price of $5.00 per share.

      Of the shares beneficially owned by Mr. Taneja, 57,144 shares are owned by Manju Taneja, Mr. Taneja's wife, 57,144 shares are owned by Carnegie Capital LLC, a company owned and controlled by Mr. Taneja, and 72,382 shares are owned by Bryan Capital Limited Partnership, a company wholly-owned by Dynamic Health Products, Inc., a public company which is controlled by Mr. Taneja. Mr. Taneja disclaims beneficial ownership of the shares registered in the name of his wife. Includes 85,714 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $3.28 per share and 33,333 shares issuable upon conversion of series A preferred stock, assuming a market price of $5.00 per share.

      Of the shares beneficially owned by Mr. Sheppard, 10,000 shares are issuable upon exercise of an option to be granted to Mr. Sheppard as of the date of this prospectus.

      Of the shares owned by Mr. Lehmkuhl, 7,620 shares are held by Mr. Lehmkuhl as custodian for each of Joseph J. Zam, Jr. and Katelyn C. Zam, Mr. Lehmkuhl's grandchildren, and 10,000 shares are issuable upon exercise of an option to be granted to Mr. Lehmkuhl as of the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

      Vertical Health Solutions' authorized capital stock consists of 53,000,000 shares of capital stock, par value $.001, of which 48,000,000 shares are common stock shares and 5,000,000 shares are preferred stock shares that may be issued in one or more series at the discretion of the Board of Directors. As of the date hereof 1,596,991 shares of common stock and 800,679 shares of series A preferred stock were issued and outstanding.

UNITS

      Each unit offered hereby consists of one share of common stock and one redeemable class A warrant. The components of the unit will not be separately transferable for a period of 90 days from the initial closing of this offering, or sooner in our discretion. We will issue a press release if we determine to allow the common stock and class A redeemable warrants to become separately tradeable prior to 90 days.

COMMON STOCK

      The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Vertical Health Solutions, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

      The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock.

REDEEMABLE CLASS A WARRANTS

      Each redeemable class A warrant entitles the registered holder thereof to purchase one share of common stock from us at a price of $6.25 per share, subject to adjustment in certain circumstances, at any time from the date the warrants become separately tradeable until five years after the date hereof.

      We may redeem the class A warrants at a redemption price of $.10 per class A warrant, upon at least 30 days' prior written notice, commencing on __________, 2003 (six months after the date hereof), if the average of the closing high bid prices of the common stock exceeds $10.00 for five consecutive trading days ending on the third day prior to the date on which notice of redemption is given, and provided that a current prospectus relating to the underlying securities is then in effect. All of the redeemable class A warrants must be redeemed if any are redeemed. We will redeem the warrants if we are in need of additional capital at a time when the common stock is trading above of $10.00, and we believe that other sources of capital are less advantageous.

      The exercise prices and number of shares of common stock or other securities issuable upon exercise of the redeemable class A warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, stock split, recapitalization, reorganization, merger or consolidation.

      The redeemable class A warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price to the warrant agent for the number of redeemable class A warrants being exercised. Holders of the redeemable class A warrants do not have the rights or privileges of holders of common stock.

      In order to comply with applicable laws in connection with the exercise of the redeemable class A warrants and the resale of the common stock issued upon such exercise, the redeemable class A warrants will be exercisable only if:

      o at the time of exercise, we have an effective and current registration statement on file with the Securities and Exchange Commission covering the shares of common stock issuable upon exercise upon such redeemable class A warrant; and

      o such shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of such redeemable class A warrant.

      We will use our best efforts to have all shares so registered or qualified on or before any exercise date and to maintain a current prospectus relating thereto until the expiration of the redeemable class A warrants, subject to the terms of the warrant agreement. While it is our intention to do so, there is no assurance that it will be able to comply. We therefore will be required to file post-effective amendments to this registration statement when subsequent events require such amendments in order to continue the registration of the common stock underlying the redeemable class A warrants and to take appropriate action under state laws. During any period in which we fail to maintain the effectiveness of this registration statement, the warrantholders will not be able to exercise their redeemable class A warrants.

PREFERRED STOCK

      Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the shareholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued in the discretion of the board of directors, may carry voting, conversion or other rights superior to those of the shares of common stock and may adversely affect the voting power and rights of the common stockholders. There are no shares of preferred stock currently outstanding, except as set forth below.

      SERIES A PREFERRED STOCK We have designated and are authorized to issue 1,000,000 shares of series A preferred stock, par value $.001 per share, of which 800,679 shares are issued and outstanding as of the date of this prospectus. Holders of the series A preferred stock are entitled to a 10% cumulative annual dividend, payable when declared by the board of directors. Holders of the series A preferred stock will vote together with the holders of common stock with respect to all matters as to which such shareholders vote, with each share of series A preferred stock entitled to one vote. Upon liquidation, dissolution or winding-up of our company, holders of series A preferred stock will be paid an amount equal to the price they paid for their series A preferred stock, together with declared but unpaid dividends, before any payment its made with respect to our common stock. We may redeem the shares of our series A preferred stock in whole or in part, at a price equal to 120% of the original purchase price of the shares. Shares of series A preferred stock are convertible at the sole option of the holder into shares of our common stock. The conversion rate equals the purchase price of the series A preferred stock, divided by 80% of the prior 5 day average market price of the common stock. In no event can the conversion rate be below $1.00 per share.

OUTSTANDING WARRANTS AND OPTIONS

      As of the date of this prospectus, there were no outstanding warrants or options to purchase our common stock, except warrants to purchase 171,428 shares of common stock exercisable at $3.28 per share.

CERTAIN PROVISIONS OF FLORIDA LAW

      Vertical Health Solutions is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of those provisions. The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and
(iii) more than a majority of such voting power.

      The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

TRANSFER AGENT AND REGISTRAR

      Registrar and Transfer Company, in Cranford, New Jersey, serves as transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

SHARES OUTSTANDING AND FREELY TRADABLE AFTER OFFERING

      Upon completion of this offering, we will have 1,636,991 shares of common stock outstanding if the minimum offering is sold and 2,596,991 shares of common stock outstanding if the maximum offering is sold. The 1,000,000 shares to be sold by Vertical Health Solutions in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of Vertical Health Solutions, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144. All of the remaining outstanding shares are "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 within one year from the date that the securities offered herein are declared "effective" by the Securities and Exchange Commission.

      Prior to this offering, there were approximately 40 stockholders of record.

RULE 144

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 16,370 shares after the minimum offering or 25,970 after the maximum offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

FORM S-8 REGISTRATION OF OPTIONS

      We intend to file a registration statement on Form S-8 covering the shares of common stock that have been reserved for issuance under our 2001 Stock Option Plan, which would permit the resale of such shares in the public market.

EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK

      We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

LOCK-UP AGREEMENTS

      To satisfy the requirement of several state securities regulators, Vertical Health and all of our current officers, directors and 5% stockholders have agreed that they will not, for a period of two years after the date of this prospectus, offer, pledge, sell, contract a sale, grant any option for the sale of, or otherwise dispose of, directly or indirectly, shares of the common stock held by them, or any security or other instrument by which its terms is convertible into, exercisable for, or exchangeable for shares of common stock. Further, such persons acknowledged that, commencing two years from the completion date of the public offering, two and one half percent (2 1/2%) of the common stock may be released each quarter for the next two years. All remaining shares of common stock that are subject to this lock up arrangement shall be released on the anniversary of the fourth year from the completion of this offering. Under certain conditions, including the listing of our common stock on a national stock exchange, such shares can be released from lock up at an earlier date.

                              PLAN OF DISTRIBUTION

GENERAL

         We are offering to sell a minimum of 40,000 units and a maximum of 1,000,000 units at a price of $5.10 per unit. The units will be offered to the public on a "best-efforts, all-or-none" basis as to the minimum number of units and on a "best efforts" basis as to the remaining units. There is no commitment on the part of any person to purchase and pay for any units. Our officers, directors and/or employees will be offering the units for sale, but they will receive no compensation for the their efforts in making any such offers or sales. Our officers, directors and employees may only make sales if they can rely on the exemption provided by Rule 3a4-1 under the Securities Exchange Act of 1934, which permits such persons to sell securities under certain circumstances without registration as a securities broker. Currently, Stephen M. Watters, our chief executive officer, chief financial officer and director will offer the securities on behalf of Vertical Health Solutions. We may also engage registered broker-dealers to offer and sell the units. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of each unit sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of each unit sold. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the units being offered. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this Prospectus and the accompanying subscription application to prospective investors.

         Prior to this offering there has been no public market for the units, common stock or the redeemable class A warrants. The offering price of the unit, common stock and exercise price of the redeemable class A warrants were determined by us based upon our assessment of the value of our company compared to others in our market and the general market for publicly traded securities and bears no relationship to any recognized criteria of value, nor is it necessarily indicative of the market price for the units, common stock or redeemable class A warrants after this offering.

         After the registration statement of which this prospectus forms a part has been declared effective, we will provide to each prospective investor a copy of the final prospectus relating to this offering which includes an agreement to purchase units. In order to purchase the units, the subscription application in the form attached to the prospectus and a check made payable to "First Community Bank, as Escrow Agent for Vertical Health Resources, Inc." should be completed and forwarded to us. Receipt by us of a subscription agreement and/or deposit with the escrow agent of payment for the subscribed units shall not constitute acceptance of a subscription. We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions in whole or in part, for any reason.

         The proceeds received under this offering will be deposited in a non-interest bearing escrow account with First Community Bank. In the event that less than the minimum gross proceeds from the sale of at least 40,000 units being offered are received within 60 days from the date hereof (with an allowable additional 30-day extension), we will cancel this offering and all proceeds received will be promptly refunded to purchasers without any interest thereon.

         Certificates representing your securities will not be issued until such time as good funds related to the purchase of the units by such subscribers are released from the escrow account to us by the escrow agent. Until such time as certificates are issued to the subscribers, the subscribers will not be considered shareholders of Vertical Health Solutions.

         Subscribers will have no right to a return of their subscription payments held in the escrow account until the Company decides not to accept such subscription payment.

                                  LEGAL MATTERS

      The validity of the units, common stock and redeemable class A warrants offered hereby will be passed upon for Vertical Health Solutions by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      Vertical Health Solutions' financial statements as of and for the two years ended December 31, 2001, included in this prospectus have been audited by Stark Winter Schenkein & Co., LLP, independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      Vertical Health Solutions is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

      Vertical Health Solutions has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Independent Auditors                                              F-2

Consolidated Balance Sheet                                                  F-3

Consolidated Statements of Operations                                       F-4

Consolidated Statement of Stockholders' (Deficit)                           F-5

Consolidated Statements of Cash Flows                                       F-6

Notes to Consolidated Financial Statements                                  F-7

Consolidated Balance Sheet (Unaudited)                                      F-15

Consolidated Statements of Operations (Unaudited)                           F-16

Consolidated Statements of Cash Flows (Unaudited)                           F-17

Notes to Consolidated Financial Statements (Unaudited)                      F-18

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Vertical Health Solutions, Inc.
(fka Labelclick.com, Inc.)

         We have audited the accompanying consolidated balance sheet of Vertical Health Solutions, Inc. as of December 31, 2001, and the related consolidated statements of operations, stockholders' (deficit) and cash flows for the period from inception (March 3, 2000) to December 31, 2000 and the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vertical Health Solutions, Inc. as of December 31, 2001, and the results of its operations, and its cash flows for the period from inception (March 3, 2000) to December 31, 2000 and the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has suffered significant losses from operations and has working capital and stockholder deficits. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                           /S/ STARK WINTER SCHENKEIN & CO., LLP
                                           -------------------------------------
                                           STARK WINTER SCHENKEIN & CO., LLP

Denver, Colorado
January 30, 2002, except Note 11, as to which the
  dates are June 10, 2002 and
November 12, 2002


                             VERTICAL HEALTH SOLUTIONS, INC.
                                (fka Labelclick.com, Inc.)

                                CONSOLIDATED BALANCE SHEET
                                    December 31, 2001

ASSETS
Current assets:
 Cash                                                                          $  53,987
 Certificate of deposit--restricted                                              162,415
 Receivables
   Trade, net                                                                     43,022
   Related parties                                                                 5,655
 Inventory                                                                        50,863
                                                                               ----------
   Total current assets                                                          315,942
                                                                               ----------
Property and equipment, net                                                       47,027
                                                                               ----------
Other assets:
 Intangible asset, net                                                            30,500
 Deposits                                                                          2,875
 Deferred offering costs                                                         125,277
                                                                               ----------
                                                                                 158,652
                                                                               ----------
                                                                               $ 521,621
                                                                               ==========
Liabilities and stockholders' (deficit)
Current liabilities:
 Accounts payable and accrued expenses                                         $ 115,961
 Note payable                                                                    148,832
 Current portion of long-term debt                                                28,375
 Notes payable--related parties                                                  519,998
 Amounts due to related parties                                                   30,244
                                                                               ----------
   Total current liabilities                                                     843,410
                                                                               ----------
Long-term debt                                                                    31,294
                                                                               ----------
Stockholders' (deficit):
 Preferred stock, $.001 par value, 5,000,000 shares authorized,
   Series A 10% cumulative, convertible, 1,000,000 shares authorized,
   370,833 shares issued and outstanding                                         370,833
   Undesignated, 4,000,000 shares authorized no shares issued or outstanding          --
 Common stock, $.001 par value, 48,000,000 shares authorized, 1,596,991
   shares issued and outstanding                                                   1,597
 Additional paid in capital                                                       15,383
 Accumulated (deficit)                                                          (740,896)
                                                                               ----------
                                                                                (353,083)
                                                                               ----------
                                                                               $ 521,621
                                                                               ==========

       See the accompanying notes to the consolidated financial statements.

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
        Period From Inception (March 3, 2000) to December 31, 2000 and
                       the Year Ended December 31, 2001

                                                      2000           2001
                                                  ------------   ------------

Sales                                             $   193,020    $   492,441
Cost of goods sold                                    107,748        270,902
                                                  ------------   ------------
Gross profit                                           85,272        221,539
Operating expenses:
  Selling, general and administrative expenses        252,367        768,887
                                                  ------------   ------------
                                                      252,367        768,887
(Loss) from operations                               (167,095)      (547,348)
                                                  ------------   ------------
Other income (expense):
  Interest income                                      12,935         13,302
  Interest expense                                    (22,844)       (57,754)
  Other income                                         26,088          1,820
                                                  ------------   ------------
                                                       16,179        (42,632)
                                                  ------------   ------------
Net (loss)                                        $  (150,916)   $  (589,980)
Distribution to affiliates                            423,020             --
                                                  ------------   ------------
Net (loss) applicable to common stock             $  (573,936)   $  (589,980)
                                                  ============   ============
Per share information--basic and fully diluted:
  Weighted average shares outstanding               1,409,731      1,596,991
                                                  ============   ============
Net (loss) per share                              $     (0.41)   $     (0.37)
                                                  ============   ============

      See the accompanying notes to the consolidated financial statements.


                                                  VERTICAL HEALTH SOLUTIONS, INC.
                                                    (fka Labelclick.com, Inc.)

                                         CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT)
                                For the Period from Inception (March 3, 2000) to December 31, 2001

                                      Common Stock          Preferred Stock
                                 ----------------------  ----------------------   Paid in       Notes     Accumulated
                                   Shares      Amount      Shares      Amount     Capital     Receivable   (Deficit)      Total
                                 ----------  ----------  ----------  ----------  ----------   ----------   ----------   ----------
Beginning balance                       --   $      --          --   $      --   $      --    $      --    $      --    $      --
Issuance of common shares for
  cash                             676,571         677          --          --     299,323           --           --      300,000
Issuance of common shares for
  notes receivable                 914,325         914          --          --     119,086     (120,000)          --           --
Issuance of common shares for
  services                           6,095           6          --          --      19,994           --           --       20,000
Distribution to affiliates              --          --          --          --    (423,020)          --           --     (423,020)
Net (loss) for the period               --          --          --          --          --           --     (150,916)    (150,916)
                                 ----------  ----------  ----------  ----------  ----------   ----------   ----------   ----------
Balance at December 31, 2000     1,596,991       1,597          --          --      15,383     (120,000)    (150,916)    (253,936)
Payment of receivable for
  common shares                         --          --          --          --          --      120,000           --      120,000
Conversion of amounts due to
  related parties to preferred
  stock                                 --          --     370,833     370,833          --           --           --      370,833
Net (loss) for the year                 --          --          --          --          --           --     (589,980)    (589,980)
                                 ----------  ----------  ----------  ----------  ----------   ----------   ----------   ----------
Balance at December 31, 2001     1,596,991   $   1,597     370,833   $ 370,833   $  15,383    $      --    $(740,896)   $(353,083)
                                 ==========  ==========  ==========  ==========  ==========   ==========   ==========   ==========

                               See the accompanying notes to the consolidated financial statements.

                                                                F-5


                                       VERTICAL HEALTH SOLUTIONS, INC.

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Period From Inception (March 3, 2000) to December 31, 2000 and
                                      the Year Ended December 31, 2001

                                                                                      2000       2001
                                                                                    ----------   ----------
Cash flows from operating activities:
Net (loss)                                                                          $(150,916)   $(589,980)
  Adjustments to reconcile net (loss) to net cash (used in) operating activities:
  Depreciation and amortization                                                        11,258       26,783
  (Loss) on disposition of property and equipment                                          --        3,519
  Write off of deferred offering costs                                                     --       25,000
  Settlement of note payable                                                               --       26,247
  Interest income added to certificate of deposit                                          --       (8,098)
  Interest added to note payable--related party                                            --          750
  Allowance for doubtful accounts                                                       4,177       (2,954)
  Common shares issued for services                                                    20,000           --
  Excess of notes payable issued to acquire assets over value recorded                  1,980           --
  (Increase) in receivables                                                           (25,810)     (18,435)
  (Increase) decrease in inventory                                                    (85,763)      34,900
  (Increase) in receivables from related parties                                       (2,267)      (3,388)
  (Increase) decrease in prepaids and other current assets                             (4,324)       4,324
  (Increase) in deposits                                                                   --       (2,875)
  Increase in accounts payable and accrued expenses                                    59,746       21,378
  Increase in amounts due to related parties                                           95,396      340,518
                                                                                    ----------   ----------
Net cash (used in) operating activities                                               (76,523)    (142,311)
                                                                                    ----------   ----------
Cash flows from investing activities:
  Acquisition of property and equipment                                               (14,362)      (3,485)
  Increase in certificates of deposit--restricted                                    (154,317)          --
  Acquisition of intangible asset                                                     (61,000)          --
                                                                                    ----------   ----------
Net cash (used in) investing activities                                              (229,679)      (3,485)
                                                                                    ----------   ----------
Cash flows from financing activities:
  Proceeds from note payable                                                          150,000           --
  Proceeds from related party notes                                                        --      100,000
  Repayment of notes payable and long term debt                                        (5,088)      (8,650)
  Increase in deferred offering costs                                                 (25,000)    (125,277)
  Payment of receivable for common shares                                                  --      120,000
  Proceeds from stock issuances                                                       300,000           --
                                                                                    ----------   ----------
Net cash provided by financing activities                                             419,912       86,073
                                                                                    ----------   ----------
Net increase (decrease) in cash                                                       113,710      (59,723)
Beginning--cash balance                                                                    --      113,710
                                                                                    ----------   ----------
Ending--cash balance                                                                $ 113,710    $  53,987
                                                                                    ==========   ==========
Supplemental cash flow information:
  Cash paid for income taxes                                                        $      --    $      --
  Cash paid for interest                                                            $   6,661    $  13,332
Non cash investing and financing activities:
  Common shares issued for notes receivable                                         $ 120,000    $      --
  Property and equipment acquired with long term debt                               $      --    $  40,240
  Conversion of amounts due to related parties to preferred stock                   $      --    $ 370,833
  Distribution to affiliates                                                        $ 423,020    $      --

                    See the accompanying notes to the consolidated financial statements.

                                                     F-6

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 2001

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

NATURE OF OPERATIONS

         Vertical Health Solutions, Inc., which was incorporated as Labelclick.com, Inc. on March 3, 2000 under the laws of the State of Florida, is located in Largo, Florida and is engaged in the private labeling of health care products for resale to its customers. On August 1, 2000, the Company acquired certain assets of Herbal Health Products, Inc., an affiliate, for $75,000 in cash and $425,000 in notes payable (see Note 2). The Company changed its name to Vertical Health Solutions, Inc. on January 11, 2001.

CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and balances have been eliminated in consolidation.

REVENUE RECOGNITION

         The Company recognizes revenue from developing, packaging, wholesaling and retailing nutriceutical veterinary products. Revenue is recognized when its products are shipped and title passes to the customer. Revenue is recorded net of any discounts, allowances, returns or credits. Returns are allowed for certain product within 60 days of the order date and are subject to a restocking fee and a return fee. The Company has not experienced any significant discounts, allowances returns or credits to date.

WEB SITE DEVELOPMENT COSTS

         The Company's web site will comprise multiple features and offerings. It is anticipated that the offerings will require future development and refinement. In connection with the development of its site, the Company will incur external costs for hardware, software, and consulting services, and internal costs for payroll and related expenses of its technology employees directly involved in the development. All hardware costs will be capitalized. Purchased software costs will be capitalized in accordance with Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. All other costs will be reviewed for determination of whether capitalization or expense as product development cost is appropriate.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

INVENTORY

         Inventory, which is stated at the lower of cost or market using the first-in, first-out method and the specific identification method consists principally of finished goods.

PROPERTY, EQUIPMENT AND DEPRECIATION

         Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

                                                                           Years
                                                                           -----

Equipment                                                                    5
Furniture and Fixtures                                                       7

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

INTANGIBLE ASSET

         The intangible asset consists of costs to acquire the Company's web site and is being amortized using the straight line method over a period of 3 years. Amortization charged to operations was $10,168 and $20,332 in 2000 and 2001.

         The intangible asset consists of the following at December 31, 2001:

Web site                                                            $61,000
Less accumulated amortization                                        30,500
                                                                    -------
                                                                    $30,500
                                                                    =======

ADVERTISING COSTS

         The Company expenses all costs of advertising as incurred. Advertising costs included in selling, general and administrative expenses aggregated $5,197 and $18,858 in 2000 and 2001.

FINANCIAL INSTRUMENTS

         Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2001. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses, notes payable, long term debt and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates available to the Company for debt of the same remaining maturities.

LONG LIVED ASSETS

         The carrying value of long lived assets, including goodwill and intangibles, is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on the undiscounted expected future cash flows from the impaired assets.

NET INCOME (LOSS) PER COMMON SHARE

         The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they would be anti dilutive common stock equivalents, if any, are not considered in the computation.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

SEGMENT INFORMATION

         The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS No. 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

INCOME TAXES

         The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

STOCK-BASED COMPENSATION

         The Company accounts for equity instruments issued to employees for services based on the fair value of the equity instruments issued and accounts for equity instruments issued to other than employees based on the fair value of the consideration received or the fair value of the equity instruments, whichever is more reliably measurable.

         The Company accounts for stock based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

DEFERRED OFFERING COSTS

         The Company defers costs associated with the raising of capital until such time as the offering is completed, at which time the costs are charged against the capital raised. Should the offering be terminated the costs are charged to operations during the period when the offering is terminated.

RECENT PRONOUNCEMENTS

         In December 1999, the Securities and Exchange Commission issued Bulletin No. 101 ("SAB 101"). SAB 101 provides guidance on applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements and is effective in the Company's fourth quarter of 2000. The implementation of SAB 101 did not have an impact on the Company's operating results.

         In July, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Intangible Assets. SFAS 141 is effective for all business combinations completed after June 30, 2001. SFAS 142 is effective for the year

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

beginning January 1, 2002; however certain provisions of that Statement apply to goodwill and other intangible assets acquired between July 1, 2001, and the effective date of SFAS 142. The Company does not believe the adoption of these standards will have a material impact on the Company's financial statements.

         In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

         In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The provisions of the statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company is evaluating the impact of the adoption of this standard and has not yet determined the effect of adoption on its financial position and results of operations.

NOTE 2.  ACQUISITION OF ASSETS

         During July 2000 the Company acquired from Herbal Health Products, Inc. ("Herbal"), an entity controlled by one of the Company's shareholders, all of the inventory and property and equipment of Herbal. The Company agreed to pay Herbal a total of $500,000 consisting of cash of $75,000 and notes payable in the amounts of $75,000 and $350,000 (see Note 4). The purchase price of the assets was allocated as follows:

Inventory                                                               $ 62,618
Property and equipment                                                    14,362
Distribution to affiliates                                               423,020
                                                                        --------
                                                                        $500,000
                                                                        ========

         The assets acquired were recorded at the historical cost of Herbal. The excess of the purchase price paid over the value of the assets acquired has been recorded as a distribution to affiliates.

NOTE 3.  PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

Furniture and fixtures                                                   $ 4,497
Equipment                                                                 48,681
                                                                         -------
                                                                          53,178
Less: accumulated depreciation                                             6,151
                                                                         -------
                                                                         $47,027
                                                                         =======

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

         Depreciation expense charged to operations was $1,090 and $6,451 in 2000 and 2001.

NOTE 4.  NOTES PAYABLE

RELATED PARTIES

         At December 31, 2001 the Company had outstanding a note payable to a related entity in the amount of $419,248 with interest at the rate of 10% per annum. This note is due on October 1, 2002 or upon the completion of a public offering by the Company, whichever occurs sooner and is secured by receivables, inventory and property and equipment.

         In addition, the Company had notes payable outstanding to two officers aggregating $100,750 with interest at 9% per annum. These notes are due on November 30, 2002.

OTHER

         At December 31, 2001 the Company had a note payable to a bank outstanding in the amount of $148,832 with interest at the rate of 8.25% per annum. This note is due on August 1, 2002 and is secured by a certificate of deposit in the amount of $162,415, which matures on August 1, 2002. This certificate of deposit exceeds the insured limit of $100,000 at December 31, 2001.

NOTE 5.  LONG-TERM DEBT

         Long-debt debt consists of the following:

Promissory notes payable to a financial institution bearing
    interest at fixed interest rates of 8.25% and 7.4% per annum, and requiring monthly principal and interest payments of
    $1,030 through June 2004. These notes are collateralized
    by property and equipment                                           $26,810

Promissory note payable to a financing company bearing interest at 19.8% per annum, and requiring monthly principal and interest payments of $907 through August 2006. The note is collateralized
    by property and equipment                                            32,859
                                                                       ---------
                                                                         59,669
Less current maturities                                                  28,375
                                                                       ---------
                                                                       $ 31,294
                                                                       =========
Maturity of long term debt is as follows:
2002                                                                   $ 28,375
2003                                                                      7,864
2004                                                                      8,144
2005                                                                      8,565
2006                                                                      6,721
                                                                       ---------
                                                                       $ 59,669
                                                                       =========

NOTE 6.  STOCKHOLDERS' (DEFICIT)

         At December 31, 2001, the Company's $.001 par value common stock authorized was 48,000,000 shares with 1,596,991 shares issued and outstanding and its $.001 par value preferred stock authorized was 5,000,000 shares of which 4,000,000 shares are undesignated and 1,000,000 shares are designated as Series A, with 370,833

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

Series A shares issued and outstanding. The Series A shares are convertible into common stock on a 1 for 1.2 basis, may be redeemed by the Company at its discretion at a redemption price of 120% of the original purchase price and are entitled to a 10% cumulative dividend.

         On April 12, 2001 the Company effected a one for five reverse stock split and on November 1, 2001 the Company effected a two for three reverse stock split. All share and per share amounts have been restated to give effect to these splits.

         During the period from March 3, 2000 through March 13, 2000 the Company issued 609,524 shares of its common stock, pursuant to a private placement, for cash aggregating $80,000 ($.13 per share).

         May 1, 2000 the Company issued 914,325 shares of common stock for notes receivable aggregating $120,000 ($.13 per share).

         Through August 24, 2000 the Company issued 67,047 shares of common stock, pursuant to a private placement, for cash aggregating $220,000 ($3.28 per share) and 6,095 shares of common stock for services valued at $20,000 ($3.28 per share) which management believes is the fair value of the services performed.

         During December 2000 the Company entered into a letter of intent with an underwriter to offer its common shares for sale to the public. In conjunction with the letter of intent the Company paid the underwriter a deposit of $25,000, which had been classified as deferred offering costs. The proposed offering was terminated during 2001 and the deposit was charged to operations.

         During November 2001 the Company filed a Form SB-2 registration statement with the Securities and Exchange Commission. Pursuant to this registration statement the Company intends to offer 1,600,000 units at an offering price of $5 per unit to the public. Each unit consists of one common share and one class A redeemable warrant. Each warrant entitles the holder to purchase one share of common stock at $6.25 per share for a period of five years from the date offered. The warrants may be redeemed by the Company for $.10 per warrant upon 30 days notice if the price of the Company's common stock exceeds $10.00 for five consecutive trading days. In conjunction with this offering the Company has recorded $125,277 in deferred offering costs.

         On December 31, 2001 certain affiliates of the Company converted $370,833 due to them into 370,833 shares of Series A preferred stock.

         During 2001 the Company adopted a stock option plan to be administered by the board of directors. Under the plan the exercise price of any options granted may not be less than 100% of the fair market value of the Company's common stock on the date of the grant (110% for holders of more than 10% of the total combined voting power of all classes of capital stock then outstanding). No options are currently outstanding under the plan.

         During May 2001 the Company issued warrants to purchase 85,715 shares each to two of its officers at an exercise price of $3.28 per share. These warrants expire in May 2005. The effect of applying SFAS No. 123 pro forma net loss is not necessarily representative of the effects on reported net income
(loss) for future years due to, among other things, the vesting period of the warrants and the fair value of additional grants in future years. Had compensation cost been determined based upon the fair value at the grant date for awards consistent with the methodology prescribed under SFAS No. 123, the Company's net (loss) would not have been materially different.

         During the period covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, it could be liable for rescission of the sales if such exemptions were found not to apply and this could have a material negative impact on the Company.

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

NOTE 7.  INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes", which requires use of the liability method. FAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

         The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

Income tax provision at the federal statutory rate                     34%
Effect of operating losses                                            (34)%
                                                                     ------
                                                                       --
                                                                     ======

         As of December 31, 2001, the Company has a net operating loss carryforward of approximately $750,000. This loss will be available to offset future taxable income. If not used, this carryforward will expire in 2020 and 2021. The deferred tax asset of approximately $250,000 relating to the operating loss carryforward has been fully reserved at December 31, 2001.

NOTE 8.  RELATED PARTY TRANSACTIONS

         The Company made purchases aggregating $54,425 and $60,575 from an entity controlled by related parties during 2000 and 2001. At December 31, 2001 $30,244 is included in Amounts due to related parties.

         During the period August 1, 2000 to December 31, 2000, the Company leased its operating facility from an affiliated entity, under a month to month lease agreement which required monthly payments of $2,500. Total rent paid under this agreement was $12,500.

NOTE 9.  COMMITMENTS

LEASES

         During January 2001 the Company entered into a lease for its office facilities for a 2 year period commencing on March 1, 2001. The lease calls for monthly rental payments of $2,454. In addition the Company leases certain equipment under various operating leases.

         Future minimum lease payments under such leases are approximately as follows:

2002                                                                   $ 40,000
2003                                                                     11,000
2004                                                                      1,000
2005                                                                      1,000
                                                                       ---------
                                                                       $ 53,000
                                                                       =========

         Rent expense under all lease agreements approximated $12,500 and $42,500 during 2000 and 2001.

                        VERTICAL HEALTH SOLUTIONS, INC.
                          (fka Labelclick.com, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                               December 31, 2001

EMPLOYMENT AND CONSULTING CONTRACTS

         During September 2000 the Company entered into a 3 year employment agreement with its Chief Executive Officer. The agreement calls for a base salary of $150,000 per year. Pursuant to this agreement $200,000 of unpaid salary was accrued and had been converted into 200,000 shares of Series A preferred stock at December 31, 2001.

         During September 2000 the Company entered into a 3 year consulting contract with a Director. The contract calls for payments of $100,000 per year. At December 31, 2000 $133,333 in unpaid fees was accrued and had been converted into 133,333 shares of Series A preferred stock at December 31, 2001.

         During March 2001 the Company entered into a 3 year employment agreement with its President. The agreement calls for a base salary of $100,000 per year. Pursuant to this agreement $37,500 of unpaid salary was accrued and had been converted into 37,500 shares of Series A preferred stock at December 31, 2001.

NOTE 10.  BASIS OF REPORTING

         The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

   The Company has experienced a significant loss from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period ended December 31, 2000 and the year ended December 31, 2001, the Company incurred a net losses of $150,916 and $589,980 and has a working capital deficit of $527,468 and a stockholders' deficit of $353,083 at December 31, 2001.

   The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations and secure financing. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

   The Company is pursuing equity financing for its operations. Failure to secure such financing or to raise additional capital or borrow additional funds may result in the Company depleting its available funds and not being able pay its obligations.

   The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 11.    SUBSEQUENT EVENTS

         On February 28, 2002 the Company effected a two for three reverse stock split and on June 10, 2002 the Company effected a six for seven reverse stock split of its common shares. All share and per share amounts have been restated to give effect to these splits.

         During November, 2002, the Company amended its SB-2 registration statement to offer a minimum of 40,000 units and a maximum of 1,000,000 units at a price of $5.10 per unit. Each unit consists of one share of common stock and one class A redeemable warrant. Each warrant entitles the holder to purchase one share of common stock at $6.25 per share for a period of five years from the date offered. The warrants may be redeemed by the Company for $.10 per warrant upon 30 days notice if the price of the Company's common stock exceeds $10.00 for five consecutive trading days.

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                           Consolidated Balance Sheet
                               September 30, 2002
                                   (Unaudited)

Assets

Current assets:
   Cash                                                             $   127,394
   Receivables - trade, net                                             116,061
   Inventory                                                            149,425
   Other current assets                                                  19,019
                                                                    ------------
      Total current assets                                              411,899
                                                                    ------------

Property and equipment, net                                              47,139
                                                                    ------------

Other assets:
   Intangible asset, net                                                 15,250
   Deposits                                                               3,550
   Deferred offering costs                                              220,030
                                                                    ------------
                                                                        238,830
                                                                    ------------
                                                                    $   697,868
                                                                    ============

Liabilities and stockholders' (deficit)

Current liabilities:
   Accounts payable and accrued expenses                            $   310,054
   Notes payable                                                        250,000
   Current portion of long-term debt                                     22,032
   Notes payable - related parties                                      112,500
   Amounts due to related parties                                       281,575
                                                                    ------------
      Total current liabilities                                         976,161
                                                                    ------------

Long-term debt                                                           31,124
                                                                    ------------

Stockholders' (deficit):
   Preferred stock, $.001 par value,
      5,000,000 shares authorized,
      Series A 10% cumulative, convertible,
      1,000,000 shares authorized, 800,679 shares
      issued and outstanding                                            800,679
      Undesignated, 4,000,000 shares authorized
      no shares issued or outstanding                                        --
   Common stock, $.001 par value,
      48,000,000 shares authorized,
      1,596,991 shares issued and outstanding                             1,597
   Additional paid in capital                                            15,383
   Accumulated (deficit)                                             (1,127,076)
                                                                    ------------
                                                                       (309,417)
                                                                    ------------
                                                                    $   697,868
                                                                    ============

       See accompanying notes to the consolidated financial statements.

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                      Consolidated Statements of Operations
                         Nine Months Ended September 30,
                                   (Unaudited)

                                                         2001           2002
                                                     ------------   ------------

Sales                                                $   359,549    $ 1,044,583

Cost of goods sold                                       197,944        556,975
                                                     ------------   ------------

Gross profit                                             161,605        487,608

Operating expenses:
   Selling, general and administrative expenses          589,295        793,530
                                                     ------------   ------------

(Loss) from operations                                  (427,690)      (305,922)
                                                     ------------   ------------

Other income (expense):
   Interest income                                        12,235          1,981
   Interest expense                                      (41,348)       (44,707)
   Other income                                            1,007          1,156
                                                     ------------   ------------
                                                         (28,106)       (41,570)
                                                     ------------   ------------

Net (loss)                                              (455,796)      (347,492)

Preferred dividends                                           --        (38,689)
                                                     ------------   ------------

Net (loss) available to common stockholders          $  (455,796)   $  (386,181)
                                                     ============   ============

Per share information - basic and fully diluted:

  Weighted average shares outstanding                  1,596,991      1,596,991
                                                     ============   ============
  Net (loss) per share                               $     (0.29)   $     (0.24)
                                                     ============   ============



       See accompanying notes to the consolidated financial statements.

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                      Consolidated Statements of Cash Flows
                         Nine Months Ended September 30,
                                   (Unaudited)

                                                         2001           2002
                                                     ------------   ------------
Cash flows from operating activities:
Net cash (used in) operating activities              $   (19,351)   $   (86,981)
                                                     ------------   ------------

Cash flows from investing activities:
Net cash (used in) investing activities                  (53,659)        (7,258)
                                                     ------------   ------------

Cash flows from financing activities:
Net cash provided by financing activities                 37,113        167,646
                                                     ------------   ------------

Net increase (decrease) in cash                          (35,897)        73,407

Beginning - cash balance                                 113,710         53,987
                                                     ------------   ------------

Ending - cash balance                                $    77,813    $   127,394
                                                     ============   ============

       See accompanying notes to the consolidated financial statements.

                        Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                               September 30, 2002
                                  (Unaudited)


(1)   Basis Of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of December 31, 2001 and the two years then ended including notes thereto.

(2)   Earnings Per Share

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented common stock equivalents were not considered as their effect would be anti dilutive.

(3)   Inventory

Inventory, which consists principally of raw materials, is valued at the lower of cost or market using the first-in, first-out method.

(4)   Notes payable - Related Parties

During June 2002 an affiliate which was the holder of notes payable with principal balances aggregating $419,247 and accrued interest aggregating $10,599 converted these amounts into 429,846 shares of the Company's Series A preferred stock.

(5)   Notes payable

During May 2002 the Company borrowed $250,000 pursuant to a line of credit which matures during November 2002 and bears interest at rate of 6.25% per annum. On November 29, 2002, the loan was extended until November 29, 2003. Under the new terms of the loan, the Company will pay principle monthly payments in the amount of $5,000 plus accrued unpaid monthly interest beginning December 29, 2002 and one final principle and interest payment of $195,965 on November 29, 2003.

During July 2002 the Company paid off a note payable with an outstanding balance of $160,067 by surrendering a certificate of deposit with a balance of $164,395. The difference between the payoff amount and the balance of the certificate of deposit was deposited into the Company's cash account.

(6)   Stockholders' (Deficit)

On February 28, 2002 the Company effected a two for three reverse stock split and on June 10, 2002 the Company effected a 6 for 7 reverse stock split of its common shares. All share and per share amounts have been restated to give effect to these splits.

(7)   Going Concern

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a significant loss from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the period ended September 30, 2002 and the year ended December 31, 2001, the Company incurred net losses of $386,181 and $589,980 and has a working capital deficit of $564,262 and a stockholders' deficit of $309,417 at September 30, 2002.

The Company's ability to continue as a going concern is contingent upon its ability to attain profitable operations and secure financing. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

The Company is pursuing equity financing for its operations. Failure to secure such financing or to raise additional capital or borrow additional funds may result in the Company depleting its available funds and not being able pay its obligations.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                              40,000 UNITS MINIMUM

                             1,000,000 UNITS MAXIMUM
                                   -----------

                             EACH UNIT CONSISTING OF

                            ONE SHARE OF COMMON STOCK

                                       AND

                         ONE REDEEMABLE CLASS A WARRANT

                                 --------------

                         VERTICAL HEALTH SOLUTIONS, INC.

                                   PROSPECTUS


                 The date of this prospectus is __________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's articles of incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company has entered into Indemnification Agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act, including in circumstances in which indemnification and advancement of expenses are discretionary under the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company intends to obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

ITEM 25.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

SEC registration fee                                                    $  1,045
Printing and engraving                                                    15,000
Accountants' fees and expenses                                            15,000
Legal fees                                                                70,000
Transfer agent's and warrant agent's fees and expenses                     5,000
Blue Sky fees and expenses                                                15,000
Miscellaneous                                                              8,955
                                                                        --------
   Total                                                                $130,000
                                                                        ========

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

         No underwriters were involved in the transaction and there were no underwriting discounts or commissions paid in connection therewith. Each of these transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to section 4(2). The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to information on our company.

         In March of 2000, we sold 609,524 shares of common stock to our founders for an aggregate of $80,000. Each of these 12 purchasers was an accredited investor and the sale was made pursuant 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to information on our company.

         In May 2000, we sold 914,325 shares of common stock to our founders for an aggregate of $120,000. Each of these 13 purchasers was an accredited investor and the sale was made pursuant to 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Futhermore, all of the above-referenced persons were provided with access to information on our company.

         In August of 2000, we sold 67,047 shares of common stock at $3.28 per share to 8 purchasers. Each of these 8 purchasers was an accredited investor and the sale was made pursuant to 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Futhermore, all of the above-referenced persons were provided with access to information on our company.

         In August of 2000, we issued 6,095 shares of common stock to one entity for services provided to Vertical Health Solutions valued at $20,000. The recipient was an accredited investor and the sale was made pursuant to 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Futhermore, all of the above-referenced persons were provided with access to information on our company.

         During May 2001, the Company issued 85,715 warrants to each of Stephen Watters and Jugal K. Taneja, each an accredited investor, in consideration of services. The warrants are exercisable to purchase shares of common stock at a price of $3.28 per share, for a period of four years. The issuance of the warrants was made pursuant to Section 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Futhermore, all of the above-referenced persons were provided with access to information on our company.

         In December 2001, we issued 370,833 shares of series A preferred stock to three individuals in exchange for salaries and consulting fees of $370,833 owed to such persons. Each of the recipients was an accredited investor and the sale was made pursuant to Section 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Futhermore, all of the above-referenced persons were provided with access to information on our company.

         In June 2002, we issued 429,846 shares of series A preferred stock to Dynamic Health Products, Inc. ("Dynamic"), in exchange for the cancellation of a note payable by the Company to Dynamic in the amount of $429,846. The sale was made pursuant to Section 4(2) under the Securities Act of 1933. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Vertical Health Solutions, Inc. or executive officers of Vertical Health Solutions, Inc., and transfer was restricted by Vertical Health Solutions, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to the representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Futhermore, all of the above-referenced persons were provided with access to information on our company.


ITEM 27.    EXHIBITS

Exhibit
Number   Description
-------  -----------

3.1      Amended and Restated Articles of Incorporation*
3.2      Amendment Creating Class of Preferred Stock*
3.3      By-Laws*
4.1      Specimen Stock Certificate*
4.4 Form of Redeemable Class A Warrant Agreement between Vertical Health Solutions, Inc. and Registrar and Transfer Company
5.1      Opinion of Sichenzia Ross Friedman Ference LLP
10.1     Form of 2001 Stock Option Plan*
10.2     Form of Employment Agreement with Stephen M. Watters*
10.3     Form of Employment Agreement with Brian T. Nugent*
10.4     Form of Consulting Agreement with Jugal K. Taneja*
10.5     Promissory Note issued to Stephen Watters, dated December 1, 2001*
10.6     Promissory Note issued to Jugal K. Taneja, dated December 1, 2001*
10.7     Stephen Watters warrant agreement*
10.8     Jugal Taneja warrant agreement*
10.9 Asset Purchase Agreement between Labelclick.com, Inc. and Herbal Health Products, Inc., dated as of July 31, 2001*
10.10 Conversion Agreement between Vertical Health Solutions Inc. and Dynamic Health Products, Inc., dated as of June 30, 2002*

10.11 Escrow Agreement between Vertical Health Solutions, Inc. and First Community Bank, dated as of January 28, 2003

22       Subsidiaries*
23.1     Consent of Stark, Winter Schenkein & Co., LLP
23.2     Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit
         5.1)
23.3     Consent of Fountain Agricounsel LLC*

* Previously filed.

ITEM 28.    UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

                  (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

         (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES


         Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on January 30, 2003.


                                              VERTICAL HEALTH SOLUTIONS, INC.

                                              By:    /S/  STEPHEN M. WATTERS
                                                  -----------------------------
                                                       Stephen M. Watters,
                                                     Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Stephen M. Watters and Brian T. Nugent, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


          Signature                      Capacity                   Date
          ---------                      --------                   ----

   /S/  STEPHEN M. WATTERS     Chief Executive Officer,       January 30, 2003
-----------------------------    Chief Financial Officer and
     Stephen M. Watters          Director (principal
                                 executive officer and
                                 principal financial and
                                 accounting officer)

    /S/  BRIAN T. NUGENT       President, Chief Operating     January 30, 2003
-----------------------------    Officer and Director
       Brian T. Nugent

    /S/  JUGAL K. TANEJA       Director                       January 30, 2003
-----------------------------
       Jugal K. Taneja

  /S/  PATRICK J. SHEPPARD     Director                       January 30, 2003
-----------------------------
     Patrick J. Sheppard

   /S/  Alfred K. Lehmkuhl     Director                       January 30, 2003
-----------------------------
     Alfred K. Lehmkuhl